Exhibit 2.1

PURCHASE AND SALE AGREEMENT
by and between
BRUIN E&P NON-OP HOLDINGS, LLC,
as Seller
and
Energy Resources 12 Operating Company, LLC,
as Purchaser
Dated as of November 21, 2017

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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APPENDICES:

Appendix A	Definitions

EXHIBITS:

Exhibit A	Oil and Gas Properties
Exhibit A-1	Leases
Exhibit A-2	Wells
Exhibit A-3	Future Wells
Exhibit B-1	Form of Recordable Conveyance
Exhibit B-2	Form of Omnibus Conveyance
Exhibit C	Form of Affidavit of Non-Foreign Status
Exhibit D	Form of Letter in Lieu

SCHEDULES:
Schedule 1.1(a)	Excluded Assets
Schedule 1.1(b)	Seller Knowledge Persons
Schedule 1.1(c)	Purchaser Knowledge Persons
Schedule 1.1(d)	Permitted Encumbrances
Schedule 2.8	Allocation of Unadjusted Purchase Price
Part A	Wells
Part B	Undeveloped Leases
Schedule 3.4	Conflicts
Schedule 3.5	Litigation
Schedule 3.7	Taxes

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Schedule 3.8(a)	Material Contracts
Schedule 3.8(b)	Certain Material Contract Matters
Schedule 3.9	Consents and Preferential Rights
Schedule 3.10	Outstanding Capital Commitments
Schedule 3.11	Imbalances
Schedule 3.12	Suspense Fund
Schedule 3.14	Environmental
Schedule 5.2	Permitted Interim Operations
Schedule 5.10	Credit Support Obligations

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), is dated as of November 21, 2017 (“Execution Date”), by and among Bruin E&P Non-Op Holdings, LLC, a Delaware limited liability company (“Seller”), and Energy Resources 12 Operating Company, LLC, a Delaware limited liability company (“Purchaser”).  Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties”.
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, those certain interests in oil and gas properties, rights and related assets that are defined and described as “Assets” herein.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties agree as follows:
ARTICLE 1

 DEFINITIONS
Section 1.1 Certain Definitions. As used herein, all capitalized terms used herein shall have the meaning ascribed to such term in Appendix A.
ARTICLE 2

 PURCHASE AND SALE
Section 2.1          Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, accept and pay for, the Assets.
Section 2.2          Purchase Price. The purchase price for the Assets shall be Eighty-Seven Million, Five Hundred Thousand Dollars ($87,500,000) (the “Unadjusted Purchase Price”), adjusted as provided in Section 2.4 (as adjusted, the “Adjusted Purchase Price”).
Section 2.3          Deposit.
(a)          On the Execution Date, Purchaser has deposited with the Seller an amount equal to ten percent (10%) of the Unadjusted Purchase Price (such amount, including any interest earned thereon, the “Deposit”) via wire transfer of immediately available funds to the account designated by Seller.

(b)          In the event that Closing occurs, then on the Closing Date, the Deposit shall be applied and credited toward Purchaser’s obligation to pay the Adjusted Purchase Price.

(c)          If for any reason this Agreement is terminated in accordance with Section 12.1, then the Deposit shall be disbursed or retained as provided in Section 12.2.

Section 2.4          Adjustments to Unadjusted Purchase Price. The Unadjusted Purchase Price shall be adjusted, without duplication, as follows:
(a)          decreased in accordance with Section 5.5 with respect to Required Consents;

(b)          decreased in accordance with Section 5.6 with respect to any applicable Preferential Rights;

(c)          decreased in accordance with Section 6.1(g) and Section 6.2 with respect to Title Defects and decreased in accordance with Section 7.1(e) and Section 7.2 with respect to Environmental Defects;

(d)          adjusted for Asset Taxes as follows:

(i)          increased by the amount of all Asset Taxes allocated to Purchaser in accordance with Section 8.1 but paid or otherwise economically borne by Seller; and

(ii)          decreased by the amount of all Asset Taxes allocated to Seller in accordance with Section 8.1 but paid or otherwise economically borne by Purchaser;

(e)          adjusted for Imbalances, amounts in storage, and linefill as of the Effective Time as follows:

(i)          decreased by the aggregate amount owed by Seller to Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price; and

(ii)          increased by the aggregate amount owed to Seller by Third Parties for Imbalances attributable to periods prior to the Effective Time on the basis of the applicable Settlement Price;

(f)          increased by the aggregate amount equal to (i) Seller’s share of any liquid Hydrocarbons in tanks or storage facilities produced from or credited to the Assets or liquid or gaseous linefill associated with the Assets as of the Effective Time (based upon the quantities in tanks or storage facilities or as liquid or gaseous linefill as of the Effective Time as measured by and reflected in Seller’s records), multiplied by (ii) the applicable Settlement Price; and

(g)          without prejudice to any Party’s rights under Article 11, adjusted for proceeds and other income, receivables, Property Costs, and other costs (other than Asset Taxes, Income Taxes and Transfer Taxes) attributable to the Assets as follows:

(i)          decreased by an amount equal to the aggregate amount of the following proceeds to the extent received by Seller:

(A)          amounts earned from the sale of Hydrocarbons produced from or attributable to the Oil and Gas Properties during any period from and after the Effective Time (net of any (1) Royalties paid or paid on behalf of Seller, (2) gathering, processing, and transportation costs paid by or on behalf of Seller in connection with sales of Hydrocarbons, and (3) Property Costs that are deducted by the applicable purchasers of production); and
(B)          other income earned with respect to the Assets during the period from and after the Effective Time (provided that for purposes of this Section 2.4(g)(i)(B), no adjustment shall be made for funds received by Seller for the account of any Third Party and to which Seller does not become entitled prior to the Cut-Off Date);
(ii)          increased by an amount equal to the amount of all Property Costs which are paid by or on behalf of Seller or any Affiliate of Seller and attributable to the Assets and periods of time from and after the Effective Time, except in each case (A) any costs already deducted in the determination of proceeds in Section 2.4(g)(i) and (B) any Asset Taxes, Income Taxes, and Transfer Taxes; and
(iii)          increased by the amount of all prepaid costs, expenses (including prepaid insurance costs, bonuses, rentals, and cash calls to Third Party operators but excluding any Asset Taxes, Transfer Taxes, and Income Taxes) paid by or on behalf of Seller or any Affiliate of Seller and attributable to the Assets and periods from and after the Effective Time; and
(iv)          decreased by an amount equal to the amount of all Property Costs which are paid by or on behalf of Purchaser or any Affiliate of Purchaser and attributable to the Assets and periods of time prior to the Effective Time; provided, however, that Seller’s responsibility for the Property Costs incurred prior to the Effective Time (but not Seller’s entitlement to refunds and indemnities) shall terminate on the Cut-Off Date.
The amount of each adjustment to the Unadjusted Purchase Price described in Section 2.4(g) shall be determined in accordance with the United States generally accepted accounting principles using the accrual method of accounting and COPAS, as consistently applied and according to Seller’s past practices (the “Accounting Principles”).
Section 2.5          Closing Payment and Post-Closing Adjustments.
(a)          Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, a draft preliminary settlement statement (“Preliminary Settlement Statement”) setting forth (i) Seller’s good faith estimate of the Adjusted Purchase Price for the Assets as of the Closing Date after giving effect to all adjustments set forth in Section 2.4 and (ii) the account and wiring instructions for Seller to receive the Closing Payment. Seller shall supply to Purchaser reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Seller and a brief explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Seller’s draft Preliminary Settlement Statement, Purchaser will deliver to Seller a written report containing all changes that Purchaser proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Unadjusted Purchase Price at Closing; provided that, if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the

Closing, then any such unagreed adjustments as set forth in the Preliminary Settlement Statement as presented by Seller will be used to adjust the Unadjusted Purchase Price at Closing.
(b)          As soon as reasonably practicable after the Closing, but not later than the later of (i) the one hundred and fiftieth (150th) day following the Closing Date and (ii) five (5) Business Days after the date on which the Parties or the applicable Defect Referee finally determines all Defect Amounts under Section 6.2 or Section 7.2, as applicable, Seller shall prepare and deliver to Purchaser a draft final settlement statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.4, based on the most recent actual figures for each adjustment. Seller shall, at Purchaser’s request, make reasonable documentation available to support the final figures. Within the thirtieth (30th) day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made in such statement. Any changes not so specified in such written report shall be deemed waived and Seller’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in such report shall prevail.  If Purchaser fails to timely deliver a written report to Seller containing changes Purchaser proposes to be made to the final settlement statement, the final settlement statement as delivered by Seller will be deemed to be correct and mutually agreed upon by the Parties, and will, without limiting the application of Section 8.1(c), be final and binding on the Parties and not subject to further audit or arbitration. Seller may deliver a written report to Purchaser during the same thirty (30) day period reflecting any changes that Seller proposes to be made in such statement as a result of additional information received after the statement was prepared. The Parties shall undertake to agree on the final settlement statement of the Adjusted Purchase Price no later than forty-five (45) days following Purchaser’s receipt of Seller’s statement delivered hereunder. In the event that the Parties cannot reach agreement as to the final settlement statement of the Adjusted Purchase Price within such period of time, any Party may refer the items of adjustment which are in dispute or the interpretation or effect of this Section 2.5 to a nationally-recognized independent accounting firm or consulting firm mutually acceptable to both Purchaser and Seller (the “Accounting Referee”), for review and final determination by arbitration. The Accounting Referee shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 2.5(b). The Accounting Referee’s determination shall be made within fifteen (15) days after submission of the matters in dispute and, without limiting the application of Section 8.1(c), shall be final and binding on all Parties, without right of appeal. In determining the amount of any adjustment to the Adjusted Purchase Price, the Accounting Referee shall be bound by the terms of Section 2.4 and may not increase the Adjusted Purchase Price more than the increase proposed by Seller or decrease the Adjusted Purchase Price more than the decrease proposed by Purchaser, as applicable. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed aspects of Adjusted Purchase Price adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Seller shall bear one-half and Purchaser shall bear one-half of the fees, costs and expenses of the Accounting Referee. Within five (5) Business Days after the earlier of (i) the expiration of Purchaser’s thirty (30) day review period without delivery of any written report or (ii) the date on which the Parties or the Accounting Referee finally determine the Adjusted Purchase Price (the “Final Determination Date”), (A) Purchaser shall pay to Seller the amount by which (1) the Adjusted Purchase Price exceeds (2) the sum of (x) the Closing Payment, plus (y) the Deposit, or

(B) Seller shall pay to Purchaser the amount by which (1) the sum of (x) the Closing Payment, plus (y) the Deposit, exceeds (2) the Adjusted Purchase Price, as applicable.
(c)          Purchaser shall use its commercially reasonable efforts to assist Seller in preparation of the final settlement statement of the Adjusted Purchase Price under Section 2.5(b) by furnishing (i) invoices, receipts, reasonable access to personnel and (ii) such other assistance as may be reasonably requested by Seller to facilitate such process post-Closing.
(d)          All payments made or to be made under this Agreement to Seller shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Seller in writing. All payments made or to be made hereunder to Purchaser shall be made by electronic transfer of immediately available funds to such bank and account as may be specified by Purchaser in writing.
Section 2.6          Ordinary Course Pre-Effective Time Costs Paid and Revenues Received Post-Closing.
(a)          With respect to revenues earned or Property Costs incurred with respect to the Assets prior to the Effective Time but received or paid after the Effective Time:
(i)           Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(f) or otherwise included in the Assets, Seller shall be entitled to all amounts earned from the sale of Hydrocarbons produced from, or attributable to, the Oil and Gas Properties for the period prior to the Effective Time, whether such amounts are received prior to, on, or after Closing.
(ii)           Seller shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs with respect to the Assets incurred prior to the Effective Time; provided, however, that Seller’s responsibility for the Property Costs (but not Seller’s entitlement to refunds and indemnities) shall terminate on the Cut-Off Date.
(iii)           Except amounts for which the Unadjusted Purchase Price was adjusted under Section 2.4(e)(i), Purchaser shall be entitled to all Hydrocarbons produced from, or attributable to, the Oil and Gas Properties from and after the Effective Time.
(iv)           Purchaser shall be responsible for (and entitled to any refunds and indemnities with respect to) (A) all Property Costs with respect to the Assets incurred from and after the Effective Time, and (B) all Property Costs described in Section 2.6(a)(ii) once Seller’s responsibility for the same terminates on the Cut-Off Date.
(b)          Without duplication of any adjustments made pursuant to Section 2.4(g), (i) should Purchaser or any Affiliate of Purchaser receive after Closing any proceeds or other income to which Seller is entitled under Section 2.6(a), Purchaser shall fully disclose, account for, and promptly remit the same to Seller and (ii) should Seller or any Affiliate of Seller receive after Closing any proceeds or other income to which Purchaser is entitled under Section 2.6(a), Purchaser shall fully disclose, account for, and promptly remit the same to Purchaser.

(c)          Without duplication of any adjustments made pursuant to Section 2.4(g), (i) should Purchaser, or any Affiliate of Purchaser, pay after Closing any Property Costs for which Seller is responsible under Section 2.6(a), Purchaser shall be reimbursed by Seller promptly after receipt of Purchaser’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment and (ii) should Seller, or any Affiliate of Seller, pay after Closing but before the Cut-Off Date any Property Costs for which Purchaser is responsible under Section 2.6(a), Seller shall be reimbursed by Purchaser promptly after receipt of Seller’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(d)          Seller shall have no further responsibility for Property Costs incurred with respect to the Assets for which Seller otherwise would be responsible under Section 2.6(a), to the extent such amounts have not been paid on or before the Cut-Off Date.
Section 2.7          Procedures.
(a)          All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid, credited, debited or received under this Agreement.
(b)          For purposes of allocating production (and accounts receivable with respect thereto), under Section 2.4 and Section 2.6, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Seller shall use reasonable interpolative procedures to arrive at an allocation of production when exact meter readings, gauging or strapping data are not available.
(c)          Surface use fees and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.
(d)          After Closing, Purchaser shall handle all joint interest audits and other audits of Property Costs covering periods for which Purchaser is in whole or in part responsible under Section 2.4 and/or Section 2.6, provided that Purchaser shall not agree to any adjustments to previously assessed costs to the extent Seller is liable under Section 2.4 and/or Section 2.6, or any compromise of any audit claims to the extent Seller would be entitled under Section 2.4 and/or Section 2.6, without the prior written consent of Seller, such consent to be granted or withheld in Seller’s sole discretion. Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party and relating to periods for which Seller is partially responsible.
(e)          “Earned” and “incurred,” as used in Section 2.4(g) and Section 2.6, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles. For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for purposes of the adjustments set forth in Section 2.4(g) and the provisions of Section 2.6 (including whether such item or work is “attributable to” such date), but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date for purposes of Section 2.4(g) and Section 2.6.
Section 2.8          Allocation of Purchase Price. Purchaser and Seller shall use commercially reasonable efforts to agree to an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the Cut-Off Date (the “Allocation”). If Seller and Purchaser reach an agreement with respect to the Allocation, (a) Purchaser and Seller shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Unadjusted Purchase Price or the Adjusted Purchase Price pursuant to this Agreement, and (b) Purchaser and Seller shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), and neither Seller or Purchaser shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law, and (c) Purchaser and Seller agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
ARTICLE 3

 REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser on the Execution Date and the Closing Date the following:
Section 3.1          Existence and Qualification. Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state where it is formed (as set forth in the introductory paragraph) and is duly qualified and in good standing as a foreign limited liability company to carry on its business in the states where the Assets are located and those other states where it is required to be so qualified and in good standing.
Section 3.2          Power. Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 3.3          Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required to be executed and delivered by Seller at Closing shall be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.4          No Conflicts. Except as set forth on Schedule 3.4 and except for Permitted Encumbrances, the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, and the consummation of the transactions contemplated hereby and thereby shall not (a) conflict with or violate any provision of the articles of incorporation, organizational, partnership, limited liability company or other governing documents of Seller or any agreement or instrument to which Seller is a party or by which Seller is bound, (b) conflict with, violate, breach, or result in default (with due notice or lapse of time or both) or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any Contract, note, bond, mortgage, indenture, or other financing instrument to which Seller is a party or by which Seller or the Assets are subject or bound (which shall not be satisfied or terminated on or prior to the Closing as a result of the transactions contemplated hereunder), (c) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) violate any Laws applicable to Seller or the Assets, except in each case of the foregoing clauses (b) through (d) for any matters that do not result in a Material Adverse Effect.
Section 3.5          Litigation. Except (x) as set forth on Schedule 3.5 or (y) with respect to Taxes, which are solely addressed in Section 3.7, there are no hearings, suits (whether civil or administrative) lawsuits, actions, claims, or proceedings (including condemnation, expropriation, or forfeiture proceedings) (“Proceedings”) (a) pending before any Governmental Authority or arbitrator by or against Seller or any of Seller’s Affiliates (i) relating to any Asset or Seller’s ownership or use thereof, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (iii) that would be reasonably likely to have a material adverse impact on Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (b) to Seller’s Knowledge, threatened in writing by any Third Party or Governmental Authority against Seller or any of Seller’s Affiliates (i) relating to any Asset or Seller’s ownership or use thereof, (ii) seeking to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (iii) that would be reasonably likely to have a material adverse impact on Seller’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
Section 3.6          Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates.
Section 3.7          Taxes. Except as set forth on Schedule 3.7: (a) all Tax Returns with respect to Applicable Taxes required to be filed by Seller have been timely filed and all such Tax Returns are true, correct and complete in all material respects; (b) all Applicable Taxes relating or applicable to Seller’s acquisition, ownership or operation of the Assets that are or have become due (whether or not shown on a Tax Return) have been timely paid in full; (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Applicable Tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets; (d) there is no claim against the Seller or its Affiliates for any Applicable Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or, to Seller’s Knowledge, threatened against the Seller or its Affiliates with respect to any Applicable Taxes or Tax Returns with respect to Asset Taxes; (e) no claim has ever been made with respect to the Seller or its affiliates by a Governmental Authority in a jurisdiction where the Seller or its Affiliates does not file Tax Returns that it is or may be subject to taxation in that jurisdiction, and none of the Assets are subject to Taxes in any jurisdiction in which Tax Returns are not being filed with respect to such Assets; (f) there are no Liens for Taxes on any of the Assets (other than statutory Liens for Taxes that are not yet due and payable); (h) Seller is not (i) a “foreign person” within the meaning of Section 1445 of the Code, or (ii) a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(a); (i) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets have been satisfied in full in all respects; and (j) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
Section 3.8          Contracts.
(a)          As of the Execution Date, Schedule 3.8(a) sets forth a true, complete and accurate list of all Material Contracts.
(b)          Except as set forth on Schedule 3.8(b),
(i)          there exists no default or breach of any Material Contract by Seller, or to Seller’s Knowledge, by any other Person that is a party to such Material Contract;
(ii)           no default, breach or event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Material Contract;
(iii)           Seller has not given nor received any unresolved written notice of any default, amendment, price redetermination, market out, curtailment, or termination with respect to any Material Contract; and
(iv)          prior to the Execution Date, Seller has made available to Purchaser complete and accurate copies of each Material Contract (and all amendments thereto) set forth on Schedule 3.8(a).
Section 3.9          Consents and Preferential Rights. Except as set forth on Schedule 3.9, and Customary Consents, (a) there are no Consents that are required to be obtained, made, or complied with for or in connection with the sale, assignment, or transfer of any Asset, or any interest therein by Seller, in each case as contemplated by this Agreement or the other Transaction Documents, (b) there are no preferential purchase rights, rights of first refusal, rights of first offer or similar rights that grant to any Person the option to purchase or acquire any Asset, in each case, that are applicable to the transfer of the Assets by Seller as contemplated by this Agreement (each, a “Preferential Right”), and (c) there are no tag-along rights, drag-along rights or other similar rights that are applicable to the transfer of the Assets by Seller as contemplated by this Agreement.

Section 3.10          Outstanding Capital Commitments. Except as set forth on Schedule 3.10, as of the Execution Date, there are no outstanding authorizations for expenditure or similar requests or invoices for funding or participation under any Contract (a) that are binding on Seller or the Assets, and (b) that Seller reasonably anticipates will individually require expenditures by the owner of the Assets attributable to periods on or after the Effective Time in excess of One Hundred Thousand Dollars ($100,000.00) (net to Seller’s Working Interest in such Assets), in each case, for which all of the activities anticipated thereunder have not been completed as of the Effective Time.
Section 3.11          Imbalances.  Schedule 3.11 sets forth, to Seller’s Knowledge as of the Execution Date, all Imbalances associated with the Assets as of the applicable date(s) set forth on Schedule 3.11.
Section 3.12          Suspense Funds.  Except as set forth in Schedule 3.12 Seller does not hold (in escrow or otherwise) any Third-Party funds in suspense with respect to production of Hydrocarbons from any of the Assets as of the Effective Time.
Section 3.13          Payments.  To Seller’s Knowledge as of the Execution Date, all Royalties and other payments due under any Lease have been properly paid in all material respects, except those amounts held by Seller or the operator of such Asset in suspense.
Section 3.14          Environmental.  Except as set forth on Schedule 3.14:
(a)          with respect to the Assets, Seller has not entered into, or is not a party to, any agreements, consents, orders, decrees or judgments of any Governmental Authority based on any Environmental Laws that relate to the future use of any of the Assets and that require any Remediation or other change in the present conditions of any of the Assets;
(b)          Seller has not received written notice from any Person (i) of any Release of Hazardous Substances concerning any land, facility or property included in the Assets that interferes with or prevents compliance by Seller with respect to any Asset with any Environmental Law, or the terms of any permits or licenses issued pursuant thereto or (ii) that there currently exists a violation of Environmental Laws related to the Assets; and
(c)          all environmental reports which are in Seller’s or its Affiliates’ possession with respect to the Assets that do not constitute Excluded Records, have been made available to Purchaser prior to Closing.
Section 3.15          Plugged and Abandoned Wells.  To Seller’s Knowledge, there are no Wells included in the Assets for which Seller or any of its Affiliates or the current operator have received an unresolved order from any Governmental Authority requiring that such Wells be Plugged and Abandoned.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as of the Execution Date and the Closing Date the following:
Section 4.1          Existence and Qualification. Purchaser is a limited liability company duly formed validly existing and in good standing under the Laws of the state of its formation (as set forth in the introductory paragraph) and is (or at Closing will be) duly qualified and in good standing to carry on its business in states where the Assets are located and those other states where it is required to be so qualified.
Section 4.2          Power. Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.3          Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required to be executed and delivered by Purchaser at Closing shall be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents shall constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.4          No Conflicts. The execution, delivery, and performance of this Agreement and the other Transaction Documents by Purchaser, and the consummation of the transactions contemplated hereby and thereby, shall not (a) conflict with or violate any provision of the articles of incorporation, organizational, partnership, or other governing documents of Purchaser or any agreement or instrument to which it is a party or by which it is bound, (b) conflict with, violate, breach, or result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any material Contract, note, bond, mortgage, indenture, or other financing instrument to which Purchaser is a party or by which it is bound, (c) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d) violate any Law applicable to Purchaser, except in each case of the foregoing clauses (b) through (d) for any matters that would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.5          Consents, Approvals or Waivers. Except for Customary Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents by

Purchaser shall not be subject to any consent, approval, notice or waiver from any Governmental Authority or other Third Party.
Section 4.6          Litigation. There are no Proceedings (a) pending before any Governmental Authority or arbitrator by or against Purchaser or any of Purchaser’s Affiliates (i) seeking to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (ii) that would be reasonably likely to have a material adverse impact on Purchaser’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents, or (b) to Purchaser’s Knowledge, threatened in writing by any Third Party or Governmental Authority against Purchaser or any of Purchaser’s Affiliates (i) seeking to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, or (ii) that would be reasonably likely to have a material adverse impact on Purchaser’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.7          Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or, to the Knowledge of Purchaser, threatened against Purchaser or any Affiliate thereof.
Section 4.8          Financing.  Purchaser shall have, as of immediately prior to Closing, sufficient cash with which to pay the Adjusted Purchase Price and perform its other obligations hereunder.
Section 4.9          Investment Intent. Purchaser is acquiring the Assets for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.
Section 4.10          Qualification. Purchaser is, or as of the Closing will be, qualified under all applicable Laws to own the Assets immediately prior to Closing and Purchaser has, or as of the Closing will have, posted and provided all Credit Support, if any, and provided such evidence of Credit Support, as may be required under applicable Laws for the ownership of the Assets immediately prior to Closing.
Section 4.11          Independent Evaluation. Purchaser is a sophisticated, experienced and knowledgeable investor in the oil and gas business. In entering into this Agreement, Purchaser has relied solely upon Purchaser’s own expertise in legal, tax, reservoir engineering and other professional counsel concerning this transaction, the Assets and the value thereof. Purchaser acknowledges and affirms that, (i) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (ii) at Closing, Purchaser shall have completed, or caused to be completed, its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as Purchaser has deemed necessary or appropriate to consummate the transaction.  Purchaser understands and acknowledges that neither the United States Securities and Exchange Commission nor any federal, state or foreign agency has passed upon the Assets or made any finding or determination as to the fairness of an investment in the Assets or the accuracy or adequacy of the disclosures made to Purchaser.
ARTICLE 5

 COVENANTS OF THE PARTIES
Section 5.1          Access.
(a)          Upon execution of this Agreement until the earlier to occur of the Closing or the termination of this Agreement, Seller shall give Purchaser, its Affiliates, and each of their respective officers, agents, accountants, attorneys, investment bankers, environmental consultants and other authorized representatives (“Purchaser’s Representatives”) reasonable access to the Records in Seller’s or any of its Affiliates’ possession and (to the extent any required consents, if any, of applicable Third Party operators have been received, after Seller uses its commercially reasonable efforts to obtain the same; provided that Seller shall not be obligated to expend any monies to obtain such consents) to the Assets, in each case during Seller’s normal business hours, for the purpose of conducting a due diligence review of the Assets, in each case to the extent that Seller may provide such access without (i) violating applicable Laws or breaching any Contracts, (ii) waiving any legal privilege of Seller, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (iii) violating any obligations to any Third Party. Such access shall be granted to Purchaser and the Purchaser’s Representatives (A) in the offices of Seller located in Houston, Texas, (B) on the premises of the Assets (subject to the receipt of any applicable consent of a Third Party operator as described above), and (C) in the case of Records, in a virtual data room or by means of an exchange of such Records via e-mail.  To the extent that any Third Parties operate the Assets, Seller’s obligations to provide Purchaser with access to those Assets operated by Third Parties shall be limited to requesting that the applicable Third Party operator provide Purchaser’s Representatives with access to such Assets.  All investigations and due diligence conducted by Purchaser or any of Purchaser’s Representatives with respect to the Assets prior to Closing shall be conducted at Purchaser’s sole cost, risk, and expense and any conclusions made from any examination done by Purchaser or any of Purchaser’s Representatives shall result from Purchaser’s own independent review and judgment. Seller or its designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are on site on the Assets prior to Closing and are permitted to collect split test samples if any are collected prior to the Defect Deadline. Prior to Closing, Purchaser’s investigation and review shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of Seller or co-owners thereof.  If the Closing does not occur, Purchaser (x) shall promptly return to Seller or destroy all copies of the Records, reports, summaries, evaluations, due diligence memos, and derivative materials related thereto in the possession or control of Purchaser or any of Purchaser’s Representatives and (y) shall keep and shall cause each of Purchaser’s Representatives to keep, any and all information obtained by or on behalf of Purchaser confidential, except, in each case, as otherwise required by Law.
(b)          Purchaser agrees to indemnify, defend, and hold harmless each member of the Seller Group and the other owners of interests in the Assets, from and against any and all Damages (including court costs and reasonable attorneys’ fees), attributable to, arising out of or relating to access to the Records, any offices of Seller, or the Assets prior to the Closing by

Purchaser or any of Purchaser’s Representatives, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE SELLER GROUP, BUT EXCLUDING ANY SUCH DAMAGES ATTRIBUTABLE TO (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY MEMBER OF SELLER GROUP OR (II) MATTERS DISCOVERED OR UNCOVERED BY PURCHASER AND THE PURCHASER’S REPRESENTATIVES IN THE COURSE OF SUCH DUE DILIGENCE INVESTIGATION TO THE EXTENT SUCH DISCOVERIES ARE OF PRE-EXISTING CONDITIONS NOT CAUSED OR EXACERBATED (WHICH TERM SHALL SPECIFICALLY EXCLUDE THE DISCOVERY OF SUCH CONDITIONS) BY PURCHASER OR PURCHASER’S REPRESENTATIVES.
(c)          Upon completion of Purchaser’s pre-Closing due diligence, Purchaser shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Purchaser’s due diligence, (ii) restore the Assets damaged in connection with Purchaser’s due diligence to the approximate same condition than they were prior to commencement of Purchaser’s due diligence, and (iii) remove all equipment, tools, or other property brought onto the Assets in connection with Purchaser’s due diligence.
(d)          During all periods that Purchaser or any of Purchaser’s Representatives are on the Assets or Seller’s premises prior to Closing, Purchaser shall maintain, at its sole expense, sufficient policies of insurance to cover such diligence investigation. Upon request by Seller, Purchaser shall provide evidence of such insurance to Seller prior to entering the Assets or premises of Seller or its Affiliates.
Section 5.2          Operation of Business.  Except (x) for the operations covered by the AFEs and other capital commitments described on Schedule 3.11, (y) for emergency operations, and (z) for actions consented to in writing by Purchaser:
(a)          From the Execution Date until the Closing, except as described on Schedule 5.2, Seller shall:
(i)           operate its business with respect to the ownership of the Assets in the ordinary course of business consistent with past practices and in compliance with the terms of all applicable Laws recognizing that Seller is not the operator of any of the Assets pursuant to Contract or any Governmental Authority;
(ii)          use its commercially reasonable efforts to cause all Third Party operators of the Assets to operate the Assets in the ordinary course of business consistent with past practices and in compliance with the terms of all applicable Laws and the terms of the Leases and the Contracts;
(iii)          pay, or use commercially reasonable efforts to cause all Third Party operators of the Assets to pay, as applicable, all expenses, including lease maintenance payments, and all Royalties associated with the Assets in the ordinary course of business consistent with past practice;
(iv)           maintain in all material respects the books, accounts, and Records relating to the Assets in the ordinary course of business and in accordance with the usual accounting practices of Seller;
(v)            maintain any insurance coverage on the Assets maintained by Seller or its Affiliates that are presently furnished by Third Parties in the amounts and of the types presently in force;
(vi)           upon Seller obtaining Knowledge of the same, give prompt notice to Purchaser of any Casualty Loss with respect to any of the Assets; and
(vii)          upon Seller obtaining Knowledge of the same, use commercially reasonable efforts to give prompt notice to Purchaser of any written notice received by Seller of any claim asserting any breach of a Material Contract, violation of any Permit, violation of any Lease, violation of any Right of Way, a tort claim, violation of Law, or any investigation, suit, action or litigation by or before a Governmental Authority, that, in each case, relates to the Assets.
(b)          From the Execution Date until the Closing, Seller shall not:
(i)           transfer, sell, hypothecate, encumber, novate or otherwise dispose of any of its Assets, except (A) for sales and dispositions of Hydrocarbons in the ordinary course of business or (B) the Plugging and Abandonment of any Assets to the extent required under any applicable Laws or Contracts;
(ii)           enter into, execute, terminate (other than terminations based on the expiration without any affirmative action by Seller), novate, materially amend, or extend any Material Contracts;
(iii)           subject to Section 5.2(c), approve, propose or commit to any individual AFE or similar request with respect to the Assets that is reasonably expected to result in expenditures in excess of One Hundred Thousand Dollars ($100,000.00) (net to Seller’s interest in the Assets);
(iv)           settle any Proceeding attributable to the Assets and affecting the period after the Effective Time to the extent such settlement results in the assumption of any Damages or liabilities by Purchaser at Closing;
(v)           (A) make, change or revoke any Tax election; (B) adopt or change any accounting method with respect to Taxes; (C) file any amended Tax Return with respect to Asset Taxes that Purchaser is responsible for hereunder after Closing; (D) enter into any closing agreement with respect to Asset Taxes; (E) settle or compromise any Asset Tax claim or assessment that Purchaser is responsible for hereunder after Closing; or (F) consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes related to or attributable to the Assets that Purchaser will be responsible for after

Closing; in each case to the extent such action would adversely affect the Assets in a taxable period beginning after the Effective Time; or
(vi)           commit to do any of the foregoing.
(c)          With respect to any AFE received by Seller with respect to the Assets, Seller shall forward such AFE to Purchaser as soon as is reasonably practicable and thereafter, the Parties shall consult with each other regarding whether or not the Seller should elect to participate in such operation; provided that in any event, Purchaser’s approval of any action restricted by this Section 5.2 shall not be unreasonably withheld or delayed and shall be considered granted within ten (10) days (unless a shorter time, not to be less than 48 hours, is reasonably required by any applicable Contract with a Third Party and such circumstances and such shorter time is specified in Seller’s notice) of Purchaser’s receipt of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 5.2, in the event of an emergency or risk of loss, damage, or injury to any person, property or the environment, Seller may take such action as reasonably necessary and shall notify Purchaser of such action promptly thereafter. Requests for approval of any action restricted by this Section 5.2 shall be delivered to each of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:
To: Energy Resources 12 Operating Company, LLC 120 West 3rd Street Suite 220 Fort Worth, Texas 76102 Attn: Dave McKenney Email: dmckenney@applereit.com

and

Energy Resources 12 Operating Company, LLC
814 E. Main Street
Richmond, Virginia 23219
Attn: Dave McKenney

with copy (that shall not constitute notice) to:

Regional Energy Investors, LP
3715 Camp Bowie Boulevard
Fort Worth, Texas 76107
Attn: Anthony F. Keating, III
Email: chip@keatinginv.com

(d)          Purchaser acknowledges that the Seller owns undivided interests in some or all of the Assets, and Purchaser agrees that, as long as Seller has voted its respective interest in a manner that complies with the provisions of this Section 5.2, the acts or omissions of the other

Working Interest owners shall not constitute a violation of the provisions of this Section 5.2 by Seller.
Section 5.3          Operatorship of the Assets. Seller does not make any representation or warranty to Purchaser as to transferability or assignability of operatorship of any Assets or the ability of Purchaser or any Person to be designated or qualified as the operator of any Assets.
Section 5.4          Notice to Holders of Consent and Preferential Rights. Promptly after the Execution Date, but in any event within five (5) Business Days thereof, Seller shall prepare and send, or cause to be prepared and sent, (a) notices to the holders of all Consents (other than Customary Consents) that are set forth on Schedule 3.10 requesting consents and approvals to the transactions of Seller contemplated by this Agreement and (b) notices to the holders of any Preferential Rights that are set forth on Schedule 3.10 in compliance with the terms of such rights and requesting waivers of such rights in connection with the transactions contemplated by this Agreement.  Prior to Closing, Seller shall use commercially reasonable efforts to identify the names and addresses of such Persons holding such Consents or Preferential Rights.  Seller and Purchaser shall cooperate and use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing and all such Preferential Rights to be waived, provided that neither Seller nor Purchaser shall be required to make payments or undertake obligations to obtain any such Consents or waivers. Seller shall not be liable or obligated to Purchaser for any damages or liabilities related or attributable to Customary Consents that are not obtained before, on, or after Closing. If prior to Closing, either Party discovers any Consents or Preferential Rights that are not set forth on Schedule 3.10, then Seller shall, promptly after its discovery of the same (or Purchaser’s notification of its discovery of the same), but in any event within three (3) Business Days after Seller becomes aware of the same, send the notices and requests as to such Consents and Preferential Rights in accordance with this Section 5.4.  Promptly following its delivery of each Consent request or Preferential Right waiver request pursuant to this Section 5.4, Seller shall deliver a copy of the same to Purchaser.
Section 5.5          Consents.
(a)          In cases in which the Asset subject to a Required Consent requirement is not an Oil and Gas Property and the Required Consent is not obtained by Closing, and Purchaser is assigned the Oil and Gas Property or Oil and Gas Properties to which such Asset relates, but such Asset is not transferred to Purchaser due to the unobtained Required Consent, then (i) the Parties shall continue after Closing to use commercially reasonable efforts to obtain the Required Consent prior to the Cut-Off Date so that such Asset can be transferred to Purchaser upon receipt of the Required Consent, and (ii) if permitted pursuant to applicable Law and the relevant Contract, (A) Seller shall use commercially reasonable efforts (which shall not include any obligation to make any payment of money to any contractual counterparty or other Third Party that has not already been advanced to Seller by Purchaser) to provide Purchaser the benefits and obligations of being a party to such Asset subject to a Required Consent, and (B) Purchaser shall be responsible for performing, and Purchaser (or Seller acting at Purchaser’s direction and cost) shall perform, all of Seller’s obligations with respect to such Asset subject to a Required Consent that would have been applicable to Purchaser had such Asset been directly assigned to, and assumed by, Purchaser.

(b)          In cases in which the Asset subject to a Required Consent requirement is an Oil and Gas Property and the Required Consent is not obtained by Closing, then Purchaser may elect to exclude the Oil and Gas Property subject to such Required Consent (along with any other Assets to the extent reasonably necessary or desirable for the ownership or operation of such Oil and Gas Property), in which event, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Oil and Gas Property and other Assets, (ii) such excluded Oil and Gas Property and other Assets shall be deemed to be deleted from Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable) and added to Schedule 1.1(a), and (iii) such excluded Oil and Gas Property and other Assets shall constitute Excluded Assets for all purposes hereunder. If any such Required Consent requirement with respect to which an adjustment to the Unadjusted Purchase Price is made under Section 2.4(a) is subsequently obtained prior to the Cut-Off Date, (A) Seller shall, promptly after such Required Consent requirement is satisfied, but in any event within ten (10) Business Days thereof, convey the applicable Oil and Gas Property and Assets to Purchaser, (B) at the time of such conveyance the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Oil and Gas Property and Assets, (C) Purchaser shall, simultaneously with the conveyance of the applicable Oil and Gas Property and Assets, pay the amount of any previous deduction from the Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Oil and Gas Properties and Assets under Section 2.4) to Seller, and (D) such Oil and Gas Property and Assets shall no longer be deemed to be (1) deleted from Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable), (2) added to Schedule 1.1(a), or (3) Excluded Assets for any purposes hereunder.
Section 5.6          Preferential Rights.
(a)          Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 10 on the terms set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value for such Asset, adjusted as set forth herein.
(b)          If any Preferential Right is validly exercised prior to Closing or a Preferential Right is not exercised or waived prior to the Closing but the time for exercise or waiver of such Preferential Right has not yet expired, then, in each such case, (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Assets affected by such Preferential Right, (ii) such Assets shall be deemed to be deleted from Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable) and added to Schedule 1.1(a), and (iii) such Assets shall constitute Excluded Assets for all purposes hereunder; provided, however, in the event that (A) the deadline for the exercise of a Preferential Right has expired after Closing and the holder thereof has not validly exercised such Preferential Right on or before the Cut-Off Date or (B) the holder of such Preferential Right validly exercises such Preferential Right prior to Closing but refuses or fails to consummate the purchase of such Assets on or before the Cut-Off Date, then in each such case (1) Seller shall promptly, but in any event within ten (10) Business Days thereof, convey the applicable Assets to Purchaser, (2) at the time of such conveyance, the Parties shall deliver all instruments and documents that would have been required under the terms hereof to be delivered at Closing with respect to such Assets, (3) Purchaser shall, simultaneously with the conveyance of the applicable Assets, pay the amount of any previous deduction from the

Unadjusted Purchase Price (subject to all other applicable adjustments with respect to such Assets under Section 2.4) to Seller, and (4) such Assets shall no longer be deemed to be (x) deleted from Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable), (y) added to Schedule 1.1(a), or (z) Excluded Assets for any purposes hereunder.
(c)          Purchaser acknowledges that Seller desires to sell all of its Assets and would not have entered into this Agreement but for Purchaser’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell to any Person other than Purchaser any Assets subject to any Preferential Right unless the sale of all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement and the terms of the applicable Preferential Right.  In furtherance of the foregoing, Seller’s obligation hereunder to sell its Assets subject to any Preferential Right to any Person other than Purchaser is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Excluded Assets) in accordance with the terms of this Agreement, either by conveyance to Purchaser or conveyance pursuant to an applicable Preferential Right; provided that, nothing herein is intended or shall operate to extend or apply any Preferential Right to any portion of such Assets which is not otherwise burdened thereby.
Section 5.7          Casualty and Condemnation. Notwithstanding anything herein to the contrary from and after the Effective Time, Purchaser shall assume all risk of loss with respect to (A) production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing, or sand infiltration of any Well); (B) changes in commodity or product prices and any other market factors or conditions from and after the Effective Time; (C) production declines or any adverse change in the production characteristics or downhole condition of any Well, including any Well watering out, or experiencing a collapse in the casing or sand infiltration, from and after the Execution Date and (D) the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets. If, after the Execution Date but prior to or on the Closing Date, any portion of the Assets are destroyed by fire, explosion, wild well, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war, or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Loss”), then, subject to the Parties’ rights pursuant to Section 12.1, the Parties shall nevertheless proceed to Closing and Purchaser shall elect (in its sole discretion) one of the following remedies: (i) such portion of the Assets affected by such Casualty Loss shall be included in the Assets assigned to at the Closing; provided that Seller shall assign to Purchaser at the Closing all rights to insurance and other claims with respect to such Casualty Loss; or (ii) cause Seller to replace, repair or restore (as applicable) the Asset(s) affected by such Casualty Loss to at least its condition prior to such Casualty Loss at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), in which case the Seller shall retain all rights to insurance and other claims with respect to the Casualty Loss.
Section 5.8          Liability for Brokers’ Fees. Each Party hereby agrees to indemnify, defend and hold harmless the other Party, any Affiliate of such other Party, and all such other Party’s stockholders, members, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants from and against any and all claims, obligations, damages, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees) arising as a result of undertakings or agreements of any such indemnifying Party prior to Closing, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or document contemplated hereunder.
Section 5.9          Press Releases. From and after the Execution Date, neither Party shall make, and shall cause each of its Affiliates not to make, any press release or public disclosure regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby, or the identities of any Parties without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, the foregoing shall not (a) restrict disclosures by a Party or any of its Affiliates (i) to the extent that such disclosures are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over Purchaser or Affiliate of Purchaser, (ii) to Governmental Authorities or any Third Party holding Preferential Rights, a Consent, or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, or seek waivers, amendments, or terminations of such rights, or seek such Consents, or (iii) in connection with recording the Conveyances and any federal or state assignments delivered at Closing or (b) prevent any Party from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Purchaser. Each Party shall be liable for the compliance of its Affiliates with the terms of this Section 5.9.
Section 5.10          Credit Support. The Parties agree and acknowledge that except as expressly provided in this Section 5.10, none of the Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group related to the ownership or operation of the Assets, including those Credit Support obligations described on Schedule 5.10, shall be included in or constitute any Assets or be transferred to the Purchaser at Closing. At or prior to the Closing, Purchaser shall use commercially reasonable efforts to post and provide any and all Credit Support necessary to obtain the release, return, and replacement of all Credit Support provided by or on behalf of any member of the Seller Group in support of the obligations of any member of the Seller Group described on Schedule 5.10.
Section 5.11          Expenses; Filings, Certain Governmental Approvals and Removal of Names.
(a)          Except as otherwise expressly provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.
(b)          Promptly after the Closing, Purchaser shall (i) record all assignments of Assets executed at the Closing in the records of the applicable Governmental Authorities, (ii) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Purchaser, (iii) actively pursue the unconditional approval of all Customary Consents and approval of all applicable Governmental Authorities of the assignment of the Assets to Purchaser and (iv) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Purchaser and the assumption of the Assumed Obligations, that, in each case, shall not have been obtained prior to the Closing. Purchaser obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
Section 5.12          Records.
(a)          Promptly after Closing, but in no event later than thirty (30) days after Closing, Seller shall make available to Purchaser the Records that are in the possession of Seller for pickup, during normal business hours, subject to this Section 5.12.
(b)          Seller may retain, at Seller’s sole cost and expense, copies of any and all Records. Seller may retain the originals of those Records relating to Asset Tax and accounting matters and provide Purchaser, at its request, with copies of such Records (i) that pertain to Asset Tax matters solely related to the Assets or (ii) if such Records are reasonably necessary (in Purchaser’s sole discretion) for Purchaser to adequately prepare Tax Returns or to contest a legal or administrative proceeding pursuant to Article 8.
(c)          Purchaser shall preserve and keep a copy of all Records in Purchaser’s possession for a period of at least seven (7) years after the Closing Date.  From and after Closing, Purchaser shall provide to Seller, at Seller’s sole cost and expense, reasonable access during normal business hours upon reasonable advance notice to such books and records as remain in Purchaser’s possession with respect to matters relating to the ownership or operations of the Assets on or before the Closing Date, any Retained Liabilities or any claims or disputes relating to this Agreement or with any Third Parties.
Section 5.13          Financial Information.  From and after the Execution Date until the one (1) year anniversary of the Execution Date (the “Records Period”), Seller shall, and shall cause its Affiliates and their respective officers, managers, employees, agents and representatives to, (a) provide, at the request of Purchaser and at the sole cost, risk and expense of Purchaser, customary and reasonable financial information and accounting records related to the Assets attributable to Seller’s or any of its Affiliate’s period of ownership of the Assets and to the extent in Seller’s and/or its Affiliates’ possession including, statements of revenues and direct operating expenses and such other records containing information customarily required by the United States Securities and Exchange Commission in connection with, the acquisition of oil and gas properties in connection with Purchaser’s or its Affiliates’ filings, if any, that are required by the United States Securities and Exchange Commission, under securities laws applicable to Purchaser and its Affiliates (collectively, “Financial Information”), (b) provide, at the request of Purchaser and at the sole cost, risk and expense of Purchaser, any Financial Information that Seller received from a seller of the Assets when Seller purchased such portion of the Assets from such seller (each, a “Previous Owner”) and (c) use commercially reasonable efforts to assist and cooperate with Purchaser in approaching and working with any Previous Owner to request and receive any Financial Information in the Previous Owner’s and/or its Affiliates’ possession.  Purchaser will reimburse Seller and its Affiliates, within 7 days after demand in writing therefor, for any and all out of pocket costs and/or expenses incurred by Seller and its Affiliates in complying with the provision of this Section 5.13.

ARTICLE 6

 TITLE MATTERS
Section 6.1          Title Defects; Adjustments.
(a)          Notice of Title Defects. As a condition to Purchaser asserting any claim with respect to any alleged Title Defect, Purchaser must deliver a valid Notice or Notices (each a “Title Defect Notice”) with respect to such alleged Title Defect to Seller on or before 5:00 p.m. Central Standard Time on January 23, 2018 (the “Defect Deadline”). To give Seller an opportunity to commence reviewing and curing Title Defects, Purchaser agrees to use commercially reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Deadline (whether before or after Closing), written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Conveyances) discovered by Purchaser during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Deadline.  In order to be a valid Title Defect Notice as to each alleged Title Defect, each such notice shall be in writing and must include:
(i)           a description of the alleged Title Defect;
(ii)           a description of the Oil and Gas Property subject to such alleged Title Defect (the “Title Defect Property”);
(iii)           the Allocated Value of each Title Defect Property; and
(iv)           Purchaser’s good faith reasonable estimate of the Title Defect Amount attributable to such Title Defect and the computations and information upon which Purchaser’s estimate is based.
As soon as practical after the delivery of a Title Defect Notice, Purchaser shall provide such documentation, to the extent in Purchaser’s or Purchaser’s Representatives possession or control, as is reasonably necessary to support Purchaser’s assertion and claim of such Title Defect.
SUBJECT TO PURCHASER’S RIGHTS HEREUNDER WITH RESPECT TO BREACHES OF THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES AND PURCHASER’S RIGHTS TO INDEMNITY PURSUANT TO (X) SECTION 11.3(a) WITH RESPECT TO A BREACH OF THE COVENANTS AND AGREEMENTS SET FORTH IN SECTION 5.2, SECTION 5.4, AND SECTION 5.5 AND (Y) SECTION 11.3(b) WITH RESPECT TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.5, SECTION 3.8, SECTION 3.9, SECTION 3.10, SECTION 3.12, SECTION 3.13 AND SECTION 3.15, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL TITLE DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A VALID TITLE DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 6.1(A).

(b)          Notice of Title Benefits. As a condition to Seller asserting any claim with respect to any alleged Title Benefit, Seller must deliver a valid Notice or Notices (each a “Title Benefit Notice”) with respect to such alleged Title Benefit to Purchaser on or before the Defect Deadline. In order to be a valid Title Benefit Notice as to each alleged Title Benefit, each such notice shall be in writing and must include:
(i)            a description of the alleged Title Benefit;
(ii)           a description of the Oil and Gas Properties subject to such alleged Title Benefit (the “Title Benefit Property”);
(iii)           the Allocated Value of each Title Benefit Property; and
(iv)           Seller’s good faith reasonable estimate of the Title Benefit Amount attributable to such Title Benefit and the computations and information upon which Seller’s estimate is based.
As soon as practical after the delivery of a Title Benefit Notice, Seller shall provide such documentation, to the extent in Seller’s or its Affiliates’ possession or control, as is reasonably necessary to support Seller’s assertion and claim of such Title Benefit.
(c)          Option to Cure Title Defects. Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure or remove on or prior to the date ninety (90) days after the Defect Deadline (the “Cure Period”), any Title Defects asserted in a valid Title Defect Notice. Should Seller desire to attempt to cure any asserted Title Defect during the Cure Period, Seller must deliver written notice to Purchaser of such desire within two days following the Defect Deadline (a “Title Cure Notice”). Seller additionally agrees to use commercially reasonable efforts to give Purchaser, on or before the end of each calendar week prior to the Defect Deadline (whether before or after Closing), a Title Cure Notice with respect to any alleged Title Defects that have raised by such point in time by Purchaser pursuant to Section 6.1(a) and that Seller intends to attempt to cure pursuant to this Section 6.1(c).
(d)          Title Defect Amounts.  The diminution of value of any Title Defect Property attributable to any Title Defect (the “Title Defect Amount”) shall be determined as follows:
(i)           if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)           if a Title Defect is a Lien that is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Oil and Gas Property;
(iii)           if a Title Defect as to the Subject Formation affecting any Subject Well represents a negative discrepancy between (A) Seller’s actual Net Revenue Interest for the Subject Formation as to such Subject Well and (B) the “Net Revenue Interest” percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation for such Subject Well and in such case there is a proportionate decrease in Seller’s Working Interest with respect to the applicable Subject Formation and Subject Well from the Working Interest stated on Exhibit A-

2 or Exhibit A-3, as applicable, for such Subject Formation for such Subject Well, then the Title Defect Amount shall be equal to the product of (1) the Allocated Value of such Subject Well multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the “Net Revenue Interest” percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation as to such Subject Well minus (II) the actual Net Revenue Interest as to the Subject Formation as to such Subject Well, and the denominator of which is (y) the “Net Revenue Interest” percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation as to such Subject Well; provided that if the Title Defect does not affect the “Net Revenue Interest” percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, or the “Working Interest” stated on Exhibit A-2 or Exhibit A-3, as applicable, for the Subject Formation as to such Subject Well throughout its entire productive life, the Title Defect Amount determined under this Section 6.1(d)(iii) shall be reduced to take into account the applicable time period only;
(iv)           if a Title Defect represents a negative discrepancy between (A) Seller’s actual Net Mineral Acres as to any Subject Formation as to any Undeveloped Lease (or portion thereof), and (B) the “Net Mineral Acres” stated on Exhibit A-1 as to such Subject Formation as to such Undeveloped Lease, then the Title Defect Amount for such Title Defect shall be equal to the product of (1) the Net Mineral Acre Price therefor multiplied by (2) the remainder of (x) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit A-1 minus (y) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Title Defect; provided that if the Title Defect does not affect the “Net Mineral Acres” stated on Exhibit A-1 as to such Undeveloped Lease (or portion thereof) throughout its entire productive life, the Title Defect Amount determined under this Section 6.1(d)(iv) shall be reduced to take into account the applicable time period only;

(v)           if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Subject Formation as to any Title Defect Property of a type not described in Section 6.1(d)(i) through Section 6.1(d)(iii), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property so affected, the portion of Seller’s interest in any Subject Formation as to such Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential present value economic effect of the Title Defect over the life of such Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s interest in such Title Defect Property, and such other factors as are necessary to make an evaluation and determination of such value;

(vi)           the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and

(vii)           notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Title Defect Amounts attributable to Title Defects with respect to each Asset shall not exceed the Allocated Value of such Asset (after giving effect to any applicable adjustments due to prior Title Defects).

(e)          Title Benefit Amounts. The “Title Benefit Amount” for any Title Benefit shall be determined as follows:
(i)           if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)           if a Title Benefit as to the Subject Formation applicable to any Subject Well represents a positive discrepancy between (A) the actual Net Revenue Interest for any Subject Formation for such Subject Well and (B) the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation and Subject Well and in such case there is a proportionate increase in Seller’s Working Interest with respect to the applicable Subject Formation and Subject Well from the Working Interest stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation for such Subject Well, then the Title Benefit Amount shall be equal to (1) the product of the Allocated Value of the Subject Formation as to such Subject Well multiplied by (2) a fraction, the numerator of which is (x) the remainder of (I) the actual Net Revenue Interest of such Subject Formation as to such Subject Well minus (II) the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation as to such Subject Well, and the denominator of which is (y) the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation as to such Subject Well; provided that if the Title Benefit does not affect the Net Revenue Interest percentage stated on Exhibit A-2 or Exhibit A-3 or the “Working Interest” stated on Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Formation for such Subject Well, as applicable, for such Subject Formation as to such Subject Well throughout its entire productive life, the Title Benefit Amount determined under this Section 6.1(e)(ii) shall be reduced to take into account the applicable time period only;

(iii)           if (A) a Title Benefit represents a positive discrepancy between (1) Seller’s actual Net Mineral Acres as to any Subject Formation as to any Undeveloped Lease (or portion thereof), and (2) the “Net Mineral Acres” stated on Exhibit A-1 as to such Subject Formation as to such Undeveloped Lease, and (B) and such Title Benefit results in Seller being entitled to a Net Revenue Interest with respect to such additive Net Mineral Acres equal to the Net Revenue Interest set forth for such Undeveloped Lease on Exhibit A-1, then the Title Benefit Amount for such Title Benefit shall be equal to the product of (1) the Net Mineral Acre Price therefor multiplied by (2) the remainder of (x) the actual number of Net Mineral Acres included in such Undeveloped Lease after giving effect to such Title Benefit minus (y) the number of Net Mineral Acres purported to be included in such Undeveloped Lease as set forth on Exhibit A-1; provided that if the Title Benefit does not affect the “Net Mineral Acres” stated on Exhibit A-1 or the “Net Revenue Interest” percentage stated on Exhibit A-1 for such Subject Formation as to such Undeveloped Lease (or portion thereof) throughout its entire productive life, the Title Benefit Amount determined under this Section 6.1(e)(iii) shall be reduced to take into account the applicable time period only; and

(iv)           if the Title Benefit represents a benefit of a type not described in Section 6.1(e)(i) through Section 6.1(e)(iii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property so affected, the portion of Seller’s interest in any Subject Formation as to the Title Benefit Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential present value economic effect of the

Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller, the estimated capital and operational costs and expenses (or reduction or increases thereof) attributable to Seller’s interest in such Title Defect Property, and such other factors as are necessary to make an evaluation and determination of such value.
(f)          Individual Threshold and Defect Deductible. Notwithstanding anything to the contrary in this Agreement:
(i)           There shall be no adjustments to the Unadjusted Purchase Price under Section 6.1(g) for any Title Defect to the extent the Title Defect Amount for any valid individual Title Defect is less than the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); and

(ii)           With respect to all valid Title Defects where the Title Defect Amount thereof exceeds the Individual Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 6.1(g) with respect to any and all such Title Defects unless and until the sum of (A) the aggregate Title Defect Amounts thereof that exceeds the Individual Threshold, plus (B) the aggregate Environmental Defect Amounts thereof that exceeds the Individual Threshold, minus (C) the aggregate Title Benefit Amounts that each exceed the Individual Threshold also exceeds the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold).

(g)          Remedies for Title Defects. Subject to (w) Section 6.1(f), (x) Seller’s right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, (y) Seller’s right to attempt to cure any asserted Title Defect pursuant to Section 6.1(c), and (z) with respect to Title Defects for which Seller has received a Title Defect Notice that satisfied all of the requirements set forth in Section 6.1(a) prior to the Closing, the Parties’ rights to terminate this Agreement pursuant to Section 12.1, in the event that any valid Title Defect is not waived in writing by Purchaser or is not cured on or prior to the Closing Date, to Purchaser’s reasonable satisfaction, then Seller shall elect one of the following remedies with respect to such Title Defect:
(i)           Seller shall convey the applicable Assets to Purchaser at Closing and decrease the Unadjusted Purchase Price by Title Defect Amount attributable to such Title Defect;

(ii)           with respect to any Title Defects for which Seller has received a Title Defect Notice that satisfies all of the requirements set forth in Section 6.1(a) on or prior to the Defect Deadline and the Title Defect Amount asserted by the Purchaser is equal to or greater than 50% of the Allocated Value associated with such Title Defect Property, exclude the applicable Title Defect Property (along with any other Assets to the extent reasonably necessary for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (1) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (2) all such Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable), (3) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a) and (4) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets; or

(iii)           with Purchaser’s written consent, indemnify Purchaser against all liability (up to the Allocated Value of the Title Defect Property and subject to the Individual Threshold and the Defect Deductible) resulting from such Title Defect pursuant to an indemnity agreement prepared by Seller in a form reasonably acceptable to each Party (a “Defect Indemnity Agreement”).
(h)          Remedies for Title Benefits. Subject to Purchaser’s right to dispute the existence of a Title Benefit and the Title Benefit Amount asserted with respect thereto, Seller’s sole and exclusive remedy with respect to any Title Benefit shall be to offset the Title Defect Amounts that exceed the Individual Threshold pursuant to Section 6.1(f), but only to the extent the Title Benefit Amount of any such Title Benefit exceeds the Individual Threshold.
Section 6.2          Title Disputes.
(a)          Seller and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 6 and the validity, existence and determination of all Title Benefits, Title Benefit Amounts, Title Defects and Title Defect Amounts (and/or the cure thereof) (each, a “Title Dispute”).
(b)          If, with respect to any Title Defect asserted by Purchaser, or Title Benefit asserted by Seller, prior to the Closing Date (i) Seller has elected to cure such Title Defect pursuant to Section 6.1(c), or (ii) Seller and Purchaser are unable to agree on the existence, cure, or amount of any Title Benefits, Title Benefit Amounts, Title Defects, or Title Defect Amounts related thereto by the Closing Date, then the applicable Title Defect Property (and all related or associated Oil and Gas Properties) shall nevertheless be conveyed by Seller to Purchaser at the Closing pursuant to this Agreement.
(c)          If Seller and Purchaser are unable to agree on any Title Dispute by the date that is ten (10) days after the end of the Cure Period, then, subject to Section 6.1(f) and Section 6.1(g), all such Title Disputes shall be exclusively and finally resolved pursuant to this Section 6.2(c), and within the ten (10) Business Day period following such deadline any such Title Disputes shall be submitted to a title attorney that has at least ten (10) years’ experience in oil and gas titles in the state of North Dakota as selected by mutual agreement of Purchaser and Seller or absent such agreement during the ten (10) Business Day period, by the Dallas office of the AAA (the “Title Referee”).  The Title Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.
(i)           Within ten (10) Business Days after the selection of the applicable Title Referee, the Parties shall provide to such Title Referee any documents and materials necessary to support such Party’s position.

(ii)           The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The applicable Title Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the applicable Title Referee shall be bound by the rules set forth in this Article 6 and may consider such other matters as in the opinion of the applicable Title Referee are necessary or helpful to make a determination. Additionally, the applicable Title Referee may consult with and engage any disinterested Third Party to advise the Title Referee, including title attorneys and petroleum engineers.
(iii)           In no event shall the Title Referee’s determination of (A) any Title Defect Amount with respect to any Title Defect be any lower than the amount asserted by Seller for such Title Defect or any greater than the amount asserted by Purchaser for such Title Defect or (B) any Title Benefit Amount with respect to any Title Benefit be any lower than the amount asserted by Purchaser for such Title Benefit or any greater than the amount asserted by Seller for such Title Benefit. Notwithstanding anything herein to the contrary, the Title Referee shall have exclusive, final and binding authority with respect to the scope of the Title Referee’s authority with respect to any Title Dispute and in no event shall any dispute as to the authority of the Title Referee to determine any Title Disputes be subject to, resolution or the provisions of Section 13.10. The applicable Title Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 6 and any and all specific Title Disputes and may not award any damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs and expenses of the applicable Title Referee, and Seller shall be responsible for the remaining one-half of the fees, costs and expenses of the applicable Title Referee.
(d)          From time to time after the Closing Date, to the extent the Parties have mutually agreed on a Title Dispute, or such Title Dispute has been finally determined by a Referee, no later than one Business Day after the date of such agreement or determination, the applicable Party shall make payment to the other Party for the Title Defect Amounts applicable to such Title Dispute that such Party is entitled to pursuant to the terms of this Article 6 or, as applicable.
Section 6.3          Title Disclaimers, Etc.
(a)          General Disclaimer of Title Warranties and Representations. SUBJECT TO PURCHASER’S RIGHTS HEREUNDER WITH RESPECT TO BREACHES OF THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES AND PURCHASER’S RIGHTS TO INDEMNITY PURSUANT TO (X) SECTION 11.3(a) WITH RESPECT TO A BREACH OF THE COVENANTS AND AGREEMENTS SET FORTH IN SECTION 5.2, SECTION 5.4, AND SECTION 5.5 AND (Y) SECTION 11.3(b) WITH RESPECT TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.5, SECTION 3.8, SECTION 3.9, SECTION 3.10, SECTION 3.12, SECTION 3.13 AND SECTION 3.15, SELLER DOES NOT MAKE, AND PURCHASER, ON BEHALF OF ITSELF AND EACH MEMBER OF THE PURCHASER GROUP, HEREBY WAIVES, RELEASES AND DISCHARGES EACH MEMBER OF THE SELLER GROUP FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ATTRIBUTABLE TO ANY PERIODS OF TIME WHICH ANY MEMBER OF THE PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT

OF, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO SELLER’S OR ANY OTHER PERSON’S TITLE TO, OR DEFICIENCY IN TITLE TO, ANY OF THE ASSETS. Purchaser hereby acknowledges and agrees that, except as to Purchaser’s rights hereunder with respect to breaches of the special warranty of Defensible Title set forth in the Conveyances and Purchaser’s rights to indemnity pursuant to (x) Section 11.3(a) with respect to a breach of the covenants and agreements set forth in Section 5.2, Section 5.4, and Section 5.5 and (y) Section 11.3(b) with respect to a breach of the representations and warranties set forth in Section 3.5, Section 3.8, Section 3.9, Section 3.10, Section 3.12, Section 3.13 and Section 3.15, Article 6 sets forth Purchaser’s sole and exclusive remedy with respect to (I) any Title Defect, and (II) the failure of Seller or any other Person to have title to any of the Assets (whether Defensible Title or otherwise).
(b)          Special Warranty of Title in the Conveyances.  The Conveyances delivered at Closing shall contain a special warranty of Defensible Title by Seller whereby Seller warrants Defensible Title to Seller’s right, title and interest in the Oil and Gas Properties unto Purchaser against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.  Purchaser agrees that to the extent that Purchaser discovers any Title Defect that could be brought under the special warranty provided for in the Conveyances prior to the Defect Deadline, Purchaser will assert such Title Defect pursuant to the provisions of this Article VI rather than making a claim for such Title Defect pursuant to such special warranty provided for in the Conveyances, expressly taking into account the Individual Threshold and the Defect Deductible.  For purposes of the special warranties of Defensible Title contained in the Conveyances, the value of the Assets set forth in the exhibits thereto, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranty of Defensible Title contained in the Conveyances shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Unadjusted Purchase Price to which Purchaser would have been entitled had Purchaser asserted the Title Defect giving rise to such breach of the special warranty of Defensible Title set forth in the Conveyances, as applicable, as a Title Defect prior to Closing pursuant to Section 6.1, other than expressly ignoring the applicability of the Individual Threshold and the Defect Deductible. Purchaser acknowledges that Seller may have been conveyed only certain interests in the Leases and not the entirety of the Lands or depths associated with any particular Lease.
ARTICLE 7
ENVIRONMENTAL MATTERS
Section 7.1          Environmental Defects; Adjustments.
(a)          Notice of Environmental Defects. As a condition to Purchaser asserting any claim with respect to any alleged Environmental Defect, Purchaser must deliver a valid Notice or Notices (each an “Environmental Defect Notice”) with respect to such alleged Environmental Defect to Seller on or before the Defect Deadline. In order to be a valid Environmental Defect Notice as to each alleged Environmental Defect, each such notice shall be in writing and must include:

(i)          a description of the alleged Environmental Defect;
(ii)          a description of the Assets subject to such Environmental Defect (the “Environmental Defect Property”);
(iii)          Purchaser’s good faith reasonable estimate of the Environmental Defect Amount attributable to such Environmental Defect and the computations and information upon which Purchaser’s estimate is based; and
(iv)          if applicable, reference to the specific section of applicable Laws that have been violated or that require Remediation with respect to the applicable Assets as of the Effective Time.
As soon as practical after the delivery of an Environmental Defect Notice, Purchaser shall provide such supporting documentation, to the extent in Purchaser’s or Purchaser’s Representatives possession or control, as is reasonably necessary to support Purchaser’s assertion and claim of such Environmental Defect.
SUBJECT TO PURCHASER’S RIGHTS TO INDEMNIFICATION UNDER SECTION 11.3(b) FOR A BREACH OF SECTION 3.14 OR SECTION 3.15 AND SECTION 11.3(c) AS IT RELATES TO SUBPART (e) OF THE DEFINITION OF “RETAINED LIABILITIES”, PURCHASER SHALL BE DEEMED TO HAVE WAIVED AND RELEASED, AND COVENANTS THAT IT SHALL WAIVE AND RELEASE, ANY AND ALL ENVIRONMENTAL DEFECTS (AND ANY ADJUSTMENTS TO THE UNADJUSTED PURCHASE PRICE ATTRIBUTABLE THERETO) FOR WHICH SELLER HAS NOT RECEIVED ON OR BEFORE THE DEFECT DEADLINE A VALID ENVIRONMENTAL DEFECT NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS SET FORTH IN THIS SECTION 7.1(A).
(b)          Option to Remediate Environmental Defects. Seller shall have the right, but not the obligation to attempt, at Seller’s sole cost, to cure or remove, on or prior to the expiration of the Cure Period, any Environmental Defects asserted in a valid Environmental Defect Notice. Should Seller desire to attempt to cure any asserted Environmental Defect during the Cure Period, Seller must deliver written notice to Purchaser of such desire within two days following the Defect Deadline (an “Environmental Cure Notice”). Seller additionally agrees to use commercially reasonable efforts to give Purchaser, on or before the end of each calendar week prior to the Defect Deadline (whether before or after Closing), an Environmental Cure Notice with respect to any alleged Environmental Defects that have raised by such point in time by Purchaser pursuant to Section 7.1(a) and that Seller intends to attempt to cure pursuant to this Section 7.1(b).  Seller shall be deemed to have cured or removed a validly asserted Environmental Defect on or prior to the expiration of the Cure Period if the Assets affected by such alleged Environmental Defect is free of all Environmental Defects as of the expiration of the Cure Period, including the complete discharge of any applicable fines and penalties. If any validly asserted Environmental Defect is not cured or removed as elected by Seller by the expiration of the Cure Period, or if Seller and Purchaser cannot agree as to whether such Environmental Defect has been cured or removed by the expiration of the Cure Period, then such matter shall be handled pursuant to the provisions of Section 7.2. Seller’s attempt to cure or remove an Environmental Defect shall not constitute an obligation to cure or attempt to cure such Environmental Defect or a waiver of Seller’s right to dispute the validity, nature, or value of, or cost to cure, such Environmental Defect.
(i)          Should Seller have delivered an Environmental Cure Notice and desire to attempt to cure the related Environmental Defect from and after the Closing (but prior to the end of the Cure Period), then from and after the Closing Date until the end of the Cure Period, Purchaser shall give Seller and its respective officers, employees and environmental consultants (“Seller’s Representatives”) reasonable access to the Assets (to the extent any required consents, if any, of applicable Third Party operators have been received, after Purchaser uses its commercially reasonable efforts to obtain the same; provided that Purchaser shall not be obligated to expend any monies to obtain such consents), in each case during Purchaser’s normal business hours, for the purpose of attempting to cure the applicable Environmental Defect to which such Environmental Cure Notice relates, in each case to the extent that Purchaser may provide such access without (A) violating applicable Laws or breaching any Contracts, (B) waiving any legal privilege of Purchaser, any of its Affiliates, or its counselors, attorneys, accountants, or consultants, or (C) violating any obligations to any Third Party. Such access shall be granted to Seller and the Seller’s Representatives on the premises of the Assets (subject to the receipt of any applicable consent of a Third Party operator as described above).  To the extent that any Third Parties operate the Assets, Purchaser’s obligations to provide Seller with access to those Assets operated by Third Parties shall be limited to requesting that the applicable Third Party operator provide Seller’s Representatives with access to such Assets.  All curative efforts conducted by Seller or any of Seller’s Representatives with respect to the Assets shall be conducted at Seller’s sole cost, risk, and expense. Purchaser or its designee shall have the right to accompany Seller and Seller’s Representatives whenever they are on site on the Assets from and after Closing and are permitted to collect split test samples if any are collected from and after Closing. Seller’s curative efforts shall be conducted in a manner that minimizes interference with the ownership or operation of the Assets or the business of Purchaser or co-owners thereof.  Seller shall furnish to Purchaser, free of costs, a copy of all final reports and test results prepared by or for Seller related to Seller’s curative efforts from and after Closing as soon as reasonably possible after such report is prepared. Seller shall obtain from any applicable Governmental Authorities and Third Parties all permits necessary or required to conduct any such post-Closing curative efforts; provided that, upon request, Purchaser shall provide Seller with assistance (at no cost or liability to Purchaser) as reasonably requested by Seller that may be necessary to secure such permits.
(ii)          Seller agrees to indemnify, defend, and hold harmless each member of the Purchaser Group and the other owners of interests in the Assets, from and against any and all Damages (including court costs and reasonable attorneys’ fees), attributable to, arising out of or relating to the curative efforts of Seller or any of Seller’s Representatives (and such Persons’ related access to the Assets) from and after Closing, EVEN IF SUCH CLAIMS, DAMAGES, LIABILITIES, OBLIGATIONS, LOSSES, COSTS, AND EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY MEMBER OF THE PURCHASER GROUP, BUT EXCLUDING ANY SUCH DAMAGES ATTRIBUTABLE TO (I) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF ANY MEMBER OF PURCHASER GROUP OR (II) MATTERS DISCOVERED OR UNCOVERED BY SELLER AND THE SELLER’S REPRESENTATIVES IN THE COURSE OF SUCH CURATIVE EFFORTS TO THE

EXTENT SUCH DISCOVERIES ARE OF CONDITIONS NOT (A) RELATED TO THE MATTERS IDENTIFIED IN PURCHASER’S ENVIRONMENTAL DEFECT NOTICE WITH RESPECT TO THE ENVIRONMENTAL DEFECT THAT SELLER HAS ELECTED TO ATTEMPT TO CURE OR OTHERWISE RELATED THERETO, OR (B) CAUSED OR EXACERBATED (WHICH TERM SHALL SPECIFICALLY EXCLUDE THE DISCOVERY OF SUCH CONDITIONS) BY SELLER OR SELLER’S REPRESENTATIVES.
(iii)          Upon completion of Seller’s post-Closing curative efforts, Seller shall at its sole cost and expense and without any cost or expense to Purchaser or its Affiliates, (A) repair all damage done to the Assets in connection with Seller’s attempted curative efforts, (B) restore the Assets to the approximate same or better condition than they were prior to commencement of Seller’s curative efforts, and (C) remove all equipment, tools, or other property brought onto the Assets in connection with Seller’s curative efforts. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Seller’s curative efforts shall be promptly corrected by Seller.
(iv)          During all periods that Seller or any of Seller’s Representatives are on the Assets from and after Closing, Seller shall maintain, at its sole expense, sufficient policies of insurance to cover such diligence investigation. Upon request by Purchaser, Seller shall provide evidence of such insurance to Purchaser prior to entering the Assets.
(c)          Environmental Defect Amounts.  The diminution of value of any Environmental Defect Property attributable to any valid Environmental Defect (the “Environmental Defect Amount”) shall be determined as follows:
(i)          if Purchaser and Seller agree on the Environmental Defect Amount (net to Seller’s interest), that amount shall be the Environmental Defect Amount;
(ii)          if Purchaser and Seller do not agree on the Environmental Defect Amount, the Environmental Defect Amount shall be equal to the estimated costs and expenses (net to Seller’s interest as of the Defect Claim Date) to Remediate the Assets subject to such Environmental Defect in the lowest-cost manner reasonably available, consistent with applicable Environmental Laws, which shall include the complete discharge of any applicable fines and penalties and may, if appropriate, take into account non-permanent remedies (including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the industrial use of the property, caps, dikes, encapsulation, leachate collection systems, and the like) may be the lowest-cost manner reasonably available and, where applicable, to the satisfaction of the applicable Governmental Authorities; provided, however, such Environmental Defect Amount shall expressly exclude (A) the costs, fees and expenses of Purchaser’s and/or its Affiliates’ attorneys, (B) costs, fees and expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Defect (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets), and (C) overhead costs of Purchaser or its Affiliates;

(iii)          the Environmental Defect Amount with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price; and
(iv)          notwithstanding anything to the contrary in this Agreement, the aggregate adjustment to the Unadjusted Purchase Price for all Environmental Defect Amounts attributable to Environmental Defects with respect to each Asset shall expressly be permitted to exceed the Allocated Value of any applicable Environmental Defect Property.
(d)          Individual Threshold and Environmental Defect Deductible. Notwithstanding anything to the contrary in this Agreement:
(i)          There shall be no adjustments to the Unadjusted Purchase Price under Section 7.1(e) for any Environmental Defect to the extent the Environmental Defect Amount for any valid individual Environmental Defect is less than the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible); and
(ii)          With respect to all valid Environmental Defects where the Environmental Defect Amount thereof exceeds the Individual Threshold, there shall be no adjustment to the Unadjusted Purchase Price under Section 7.1(e) with respect to any and all such Environmental Defects unless and until the sum of (A) the aggregate Title Defect Amounts thereof that exceeds the Individual Threshold, minus (B) the aggregate Title Benefit Amounts that each exceed the Individual Threshold, plus (C) the aggregate Environmental Defect Amounts thereof that exceeds the Individual Threshold also exceeds the Defect Deductible and then only to the extent such aggregate amount exceeds the Defect Deductible (being the intention of the Parties that the Defect Deductible represents a deductible and not a threshold).
(e)          Remedies for Environmental Defects. Subject to (w) Section 7.1(d), (x) Seller’s right to dispute the existence of an Environmental Defect and the Environmental Defect Amount asserted with respect thereto, (y) Seller’s right to Remediate or attempt to Remediate any asserted Environmental Defect pursuant to Section 7.1(b), and (z) with respect to Environmental Defects for which Seller has received an Environmental Defect Notice that satisfies all of the requirements set forth in Section 7.1(a) prior to the Closing, the Parties’ rights to terminate this Agreement pursuant to Section 12.1, in the event that any valid Environmental Defect is not waived in writing by Purchaser or is cured on or prior to the expiration of the Cure Period, then Seller shall elect one of the following remedies with respect to such Environmental Defect:
(i)          convey the applicable Assets to Purchaser at Closing and the Unadjusted Purchase Price shall be decreased by the Environmental Defect Amount attributable to such Environmental Defect;
(ii)          exclude the Assets subject to any alleged Environmental Defect (along with any other Assets to the extent reasonably necessary for the ownership or operation of such Assets) from the transactions contemplated hereunder and, in such event, (A) the Unadjusted Purchase Price shall be decreased by the Allocated Value of such excluded Assets, (B) all such

Assets shall be deemed to be excluded from the definition of Assets and from Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable), (C) such Assets shall be deemed to constitute Excluded Assets set forth on Schedule 1.1(a) and (D) Purchaser shall have no rights or obligations hereunder with respect to such Excluded Assets; or
(iii)          with Purchaser’s consent, have Seller agree to indemnify Purchaser against all liability (which may specifically exceed the Allocated Value of the Environmental Defect Property and will specifically not be subject to the Individual Threshold and the Defect Deductible) resulting from such Environmental Defect pursuant to a Defect Indemnity Agreement.
(f)          Notwithstanding anything in this Article VII to the contrary, to the extent that the Environmental Defect Amount with respect to any Environmental Defect Property is equal to or greater than the Allocated Value for such Environmental Defect Property and Purchaser is entitled to one of the remedies set forth in Section 7.1(e) with respect to such Environmental Defect Property, Purchaser may require that Seller elect the option provided for in Section 7.1(e)(ii) with respect to such Environmental Defect Property.
Section 7.2          Environmental Disputes.
(a)          Seller and Purchaser shall use good faith efforts to agree prior to and after Closing on the interpretation and effect of this Article 7 and the validity and determination of all Environmental Defects and Environmental Defect Amounts (or the Remediation thereof). If Seller and Purchaser are unable to agree on the scope, interpretation, and effect of this Article 7, the existence, Remediation, or amount of any Environmental Defects or Environmental Defect Amounts (each, an “Environmental Dispute”), then such matters shall be determined pursuant to this Section 7.2.
(b)          If, with respect to any Environmental Defects asserted by Purchaser prior to the Defect Deadline, the Parties are unable to agree on the existence, Remediation, or amount of any Environmental Defects or Environmental Defect Amounts related thereto prior to the Closing Date, then the applicable Environmental Defect Property (and all related or associated Oil and Gas Properties) shall nevertheless be conveyed by Seller to Purchaser at the Closing pursuant to this Agreement.
(c)          If Seller and Purchaser are unable to agree on any Environmental Dispute by the date that is ten (10) days after the end of the expiration of the Cure Period, then, subject to Section 7.1(d) and Section 7.1(e), all such Environmental Disputes shall be exclusively and finally resolved pursuant to this Article 7, and within ten (10) Business Day period following such deadline any such Environmental Disputes shall be submitted to a nationally recognized independent environmental consulting firm mutually acceptable to Seller and Purchaser or, absent such agreement during the ten (10) Business Day period, by the Dallas office of the AAA (the “Environmental Referee” and collectively with the Title Referee, each a “Defect Referee”). The Environmental Referee shall not have worked as an employee or outside counsel for any Party or any Affiliate of any Party during the ten (10) year period preceding the arbitration or have any financial interest in the dispute.

(d)          Within ten (10) Business Days after the selection of the applicable Environmental Referee, the Parties shall provide to such Environmental Referee any documents and materials necessary to support such Party’s position.
(e)          The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with, but not under the auspices or jurisdiction of, the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section. The applicable Environmental Referee’s determination shall be made within sixty (60) days after submission of the matters in dispute and shall be final and binding upon the Parties, without a right of appeal. In making a determination, the applicable Environmental Referee shall be bound by the rules set forth in this Article 7 and may consider such other matters as in the opinion of the applicable Environmental Referee are necessary or helpful to make a determination. Additionally, the applicable Environmental Referee may consult with and engage any disinterested Third Party to advise the Environmental Referee, including petroleum engineers and environmental consultants.
(f)          In no event shall the Environmental Referee’s determination of any Environmental Defect Amount with respect to any Environmental Defect be any lower than the amount asserted by Seller for such Environmental Defect or any greater than the amount asserted by Purchaser for such Environmental Defect. Notwithstanding anything herein to the contrary, the Environmental Referee shall have exclusive, final and binding authority with respect to the scope of the Environmental Referee’s authority with respect to any Environmental Dispute and in no event shall any dispute as to the authority of the Environmental Referee to determine any Environmental Disputes be subject to, resolution or the provisions of Section 13.10. The applicable Environmental Referee shall act as an expert for the limited purpose of determining the interpretation and effect of this Article 7 and any and all specific Environmental Disputes and may not award any damages, interest, or penalties to any Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Purchaser shall bear one-half of the fees, costs and expenses of the applicable Environmental Referee, and Seller shall be responsible for the remaining one-half of the fees, costs and expenses of the applicable Environmental Referee.
Section 7.3          Exclusive Remedy for Environmental Defects. Subject to purchaser’s rights to indemnification under Section 11.3(b) for a breach of Section 3.14 or Section 3.15 and Section 11.3(c) as it relates to subpart (e) of the definition of “Retained Liabilities”, Purchaser hereby acknowledges and agrees that this Article 7 sets forth Purchaser’s sole and exclusive remedy with respect to the existence of any Environmental Defect, Environmental Liabilities, Release of Hazardous Substances or any other environmental condition with respect to the Assets.

ARTICLE 8
TAXES
Section 8.1          Asset Taxes.
(a)          (i) Seller shall be allocated and bear all Asset Taxes attributable to (x) any Tax period ending prior to the Effective Time and (y) the portion of any Straddle Period ending immediately prior to the Effective Time, and (ii) Purchaser shall be allocated and bear all Asset Taxes attributable to (x) any Tax period beginning at or after the Effective Time and (y) the portion of any Straddle Period beginning at the Effective Time.
(b)          For purposes of determining the allocations described in Section 8.1(a), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii) below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) above or (iii) below), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand.  For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on January 1, 2017, and shall end on December 31, 2017, and, for the avoidance of doubt, the amount of such Asset Taxes for the 2017 tax year that are allocable to Seller shall be based on the number of days the Assets were owned from January 1, 2017, to the day before the date on which the Effective Time occurs, and the amount of such Asset Taxes that are allocable to Purchaser shall be based on the number of days the Assets were owned from the date on which the Effective Time occurs to December 31, 2017.
(c)          To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.4 or Section 2.5, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final settlement of the Adjusted Purchase Price as finally determined pursuant to Section 2.5, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 8.1.
Section 8.2          Transfer Taxes and Recording Fees. Purchaser shall bear and pay (a) all sales, use, transfer, stamp, documentary, registration, excise, or similar Taxes incurred or imposed with respect to the transactions described in this Agreement (“Transfer Taxes”), and (b) all required filing and recording fees, transfer payments and fees, and expenses in connection with the assignment of the Assets and the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Purchaser.  Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
Section 8.3          Tax-Deferred Exchange. Purchaser and Seller agree that either or both of Seller or Purchaser may elect to treat the acquisition or sale of the Assets as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided, that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Purchaser shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. Each Party acknowledges and agrees that the Closing Date shall not be delayed or affected by reason of an Exchange, and that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release any Party from, or modify, any of its liabilities and obligations (including indemnity obligations to each other) under this Agreement, and no Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange. Any Party electing to treat the acquisition or sale of the Assets as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.
Section 8.4          Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
Section 8.5          Tax Returns. Subject to Purchaser’s indemnification rights under Section 11.3, after the Closing Date, (a) Purchaser shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (b) Purchaser shall submit each such Tax Return to Seller for its review and comment reasonably in advance of the due date therefor, and (c) Purchaser shall timely file any such Tax Return, incorporating any reasonable comments received from Seller within fifteen (15) days of the submission of such Tax Return to Seller.

ARTICLE 9

 CONDITIONS TO CLOSING
Section 9.1          Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement (except for the obligations of Seller to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Seller to consummate the Closing, are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.1, unless waived in writing by Seller:
(a)          Representations. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects, taken as a whole, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)          Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to or on the Closing Date;
(c)          No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or any Affiliate of Seller) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller;
(d)          Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(c) with respect to Defects as finally determined by the mutual agreement of the Parties, or, if applicable, by a Defect Referee, plus (ii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(a) with respect to Required Consents, plus (iii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(b) with respect to Preferential Rights, does not exceed an amount equal to seventeen and one-half percent (17.5%) of the Unadjusted Purchase Price; and
(e)          Closing Deliverables. Purchaser shall (i) have delivered to Seller the officer’s certificate described in Section 10.3(f) and (ii) be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Purchaser under Section 10.3.
Section 9.2          Conditions of Purchaser to Closing. The obligations of Purchaser to consummate the transactions contemplated by this Agreement (except for the obligations of Purchaser to be performed prior to the Closing and obligations that survive termination of this Agreement), including the obligations of Purchaser to consummate the Closing, are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the conditions set forth in this Section 9.2, unless waived in writing by Purchaser:
(a)          Representations.
(i)           The Non-Fundamental Representations shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than any such representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except to the extent the failure of any such representations and warranties to be true and correct does not individually or in the aggregate result in a Material Adverse Effect; and

(ii)           The Fundamental Representations and Tax Representations shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than any such representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)          Performance. Seller shall have performed and observed, in all material respects, each covenant and agreement to be performed or observed by Seller under this Agreement prior to or on the Closing Date;
(c)          No Action. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Purchaser or any Affiliate of Purchaser) shall be pending before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser;
(d)          Release of Liens.  All Liens securing indebtedness of Seller or its Affiliates for borrowed money burdening Seller’s interest in the Assets shall have been fully released at or before Closing, and Seller shall have provided evidence of such release to Purchaser at or before Closing;
(e)          Certain Adjustments. The aggregate amount of the sum of (i) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(c) with respect to Defects as finally determined by the mutual agreement of the Parties, or, if applicable, by a Defect Referee, plus (ii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(a) with respect to Required Consents, plus (iii) the aggregate downward adjustments to the Unadjusted Purchase Price under Section 2.4(b) with respect to Preferential Rights, does not exceed an amount equal to seventeen and one-half percent (17.5%) of the Unadjusted Purchase Price; and
(f)          Closing Deliverables. Seller shall (i) have delivered to Purchaser the officer’s certificate described in Section 10.2(g) and (ii) be ready, willing and able to deliver to

Purchaser at the Closing the other documents and items required to be delivered by Seller under Section 10.2.
ARTICLE 10

CLOSING
Section 10.1          Time and Place of Closing. The consummation of the purchase and sale of the Assets contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller located at 602 Sawyer St., Suite 710, Houston, Texas 77007 at 10:00 a.m., Central Standard Time, on February 1, 2018 (the “Target Closing Date”), or if all conditions in Article 10 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 12. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.
Section 10.2          Obligations of Seller at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:
(a)          The Preliminary Settlement Statement, duly executed by Seller;
(b)          Conveyances of the Assets in the form attached hereto as Exhibit B-1 and Exhibit B-2 (the “Conveyances”), duly executed by Seller, in sufficient duplicate originals to allow, with respect to the Conveyances in the form described on Exhibit B-1, recording in all appropriate jurisdictions and offices;
(c)          Assignments in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate offices;
(d)          Certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2) in the form attached hereto as Exhibit C, duly executed by the applicable officer of Seller;
(e)          Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Seller in the form attached hereto as Exhibit D;
(f)          Evidence of releases of all Liens securing indebtedness of Seller or its Affiliates for borrowed money burdening Seller’s interest in the Assets, in each case, in form and substance reasonably satisfactory to Purchaser;

(g)          Any Defect Indemnity Agreement that the Parties have agreed to deliver under Section 6.1(g)(iii) or Section 7.1(e)(iii), if any, duly executed by Seller; and
(h)          A certificate duly executed by an authorized officer of Seller, dated as of the Closing, certifying on behalf of Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled; and
(i)          All other documents and instruments reasonably requested by Purchaser from Seller that are necessary to transfer the Assets to Purchaser.
Section 10.3          Obligations of Purchaser at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:
(a)          The Preliminary Settlement Statement, duly executed by Purchaser;
(b)          A wire transfer of the Closing Payment in same-day funds to the Persons and accounts designated in the Preliminary Settlement Statement described in Section 2.5(a);
(c)          Conveyances, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;
(d)          Assignments, duly executed by Purchaser, in the forms required by federal, state or tribal agencies for the assignment of any federal, state or tribal Oil and Gas Properties, duly executed by Purchaser, in sufficient duplicate originals to allow recording in all appropriate offices;
(e)          Letters-in-lieu of transfer orders with respect to the Oil and Gas Properties duly executed by Purchaser in the form attached hereto as Exhibit D;
(f)          A certificate, duly executed by an authorized officer of Purchaser, dated as of the Closing, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;
(g)          Evidence of release or replacement of all Credit Support required pursuant to Section 5.10, and evidence of such other authorizations and qualifications as may be necessary for Purchaser to own the Assets;
(h)          All other documents and instruments reasonably requested by Seller from Purchaser that are necessary to transfer the Assets to Purchaser.
ARTICLE 11
INDEMNIFICATION; LIMITATIONS

Section 11.1          Assumption. Without limiting Purchaser’s rights to indemnity under this Article 11, from and after the Closing Date, Purchaser assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations, liabilities and Damages, known or unknown, with respect to the ownership, use and operation of the Assets, regardless of whether such obligations or liabilities arise out of, are attributable to, or incurred prior to, on or after the Effective Time or the Closing Date, including obligations, liabilities and Damages arising out of or attributable to: (a) any and all Contracts, (b) any Imbalances; (c) with respect to the payment, nonpayment, or mis-payment of Royalties and Suspense Funds; (d) the Environmental Liabilities related to the Assets, including liabilities and obligations to properly Plug and Abandon or replug any and all wells, wellbores, pipelines, facilities or conditions located on or constituting the Assets (including all temporarily or previously Plugged and Abandoned wells, wellbores or pipelines), dismantle or decommission and remove any structures, fixtures or personal property, clean-up, restore or Remediate the Assets, ground water, surface water, or soil in accordance with applicable Contracts and Laws, including any obligations to assess, Remediate, remove and dispose of NORM, asbestos, mercury, drilling fluids and chemicals, produced waters, and Hydrocarbons, or other Environmental Liabilities with respect to the Assets; (e) any and all Plugging and Abandonment obligations related to the Assets; (f) the Leases, the Contracts and/or as required by Laws; (g) subject to the terms of Article 6 and the special warranty of Defensible Title set forth in the Conveyances, arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time; (h) the conveyance or transfer of any Asset without obtaining an applicable Consent or complying with the terms of any applicable preferential purchase right in connection with such conveyance or transfer, other than a Required Consent; (i) any Assets held by Seller for the benefit of Purchaser under Section 5.5(a), (j) all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of the Assets due to ordinary wear and tear, in each case, with respect to the Assets; and (k) continuing under any Contract or agreement pursuant to which Seller or its Affiliates purchased the Assets prior to the Closing (all of the foregoing obligations and liabilities set forth in this Section 11.1, but specifically excluding (i) the Retained Liabilities and (ii) for so long as the applicable indemnification obligations survive pursuant to Section 11.4(a), any and all obligations, liabilities and Damages covered by the indemnification obligations of Seller set forth in Section 11.3(c) and Section 11.3(d), collectively, the “Assumed Obligations”). For the avoidance of doubt, and notwithstanding anything herein to the contrary, Purchaser shall not assume, and the Assumed Obligations shall not include, any Retained Liabilities.
Section 11.2          Seller’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Purchaser shall be responsible for, shall pay, and shall indemnify, defend and hold harmless Seller, each Affiliate of Seller, and each of such Person’s respective shareholders, members, managers, partners, officers, directors, employees, agents, lenders, advisors, representatives, accountants, attorneys and consultants (“Seller Group”) from and against all obligations, liabilities, claims, causes of action, and Damages caused by, arising out of, attributable to or resulting from:
(a)          the failure or breach of Purchaser’s covenants or agreements contained in this Agreement or in the certificate delivered by Purchaser pursuant to Section 10.3(f);
(b)          any failure or breach of any representation or warranty made by Purchaser contained in Article 4 of this Agreement or in the certificate delivered by Purchaser pursuant to Section 10.3(f); and/or

(c)          any of the Assumed Obligations.
EVEN IF ANY SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY MEMBER OF SELLER GROUP, but excepting and excluding in the case of Section 11.2(c) any Damages against which Purchaser is entitled to indemnification under Section 11.3(c) and Section 11.3(d) at the time the applicable Claim Notice is presented by Purchaser (but such exception and exclusion only applying to the extent and for the periods Seller is obligated hereunder to provide such indemnity under this Article 11).
Section 11.3          Purchaser’s Indemnification Rights. Subject to the terms hereof, from and after the Closing Date, Seller shall be responsible for, shall pay and shall indemnify, defend and hold harmless Purchaser, the Affiliates of Purchaser and each of their respective shareholders, members, managers, partners, officers, directors, employees, agents, advisors, representatives, accountants, attorneys and consultants (“Purchaser Group”) from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from:
(a)          the failure or breach of Seller’s covenants or agreements contained in this Agreement or in the certificate delivered by Seller pursuant to Section 10.2(g);
(b)          any failure or breach of any representation or warranty made by Seller contained in Article 3 of this Agreement or in the certificate delivered by Seller pursuant to Section 10.2(g);
(c)          any Retained Liabilities; and/or
(d)          Hedges.
Section 11.4          Survival; Limitation on Actions.
(a)          Subject to Section 11.4(d): (i) the Non-Fundamental Representations shall survive Closing and terminate on the date twelve (12) months after the Closing Date; (ii) the Fundamental Representations shall survive the Closing indefinitely; (iii) the Tax Representations shall terminate on the date that is 30 days after the expiration of the applicable statute of limitations; (iv) the covenants and agreements of the Parties to be performed on or prior to Closing shall survive the Closing and terminate on the date twelve (12) months after the Closing Date; (v) the covenants of Seller under Section 11.3(c) with respect to the Retained Liabilities (other than the Retained Liabilities defined in subpart (a) of the definition thereof and the Retained Liabilities defined in subpart (d) of the definition thereof (which, in the case of subpart (d), shall terminate on the date twenty-four (24) months after the Closing Date)) shall survive the Closing indefinitely; (vi) the covenants and agreements in Article 8 and Section 11.3(c) with respect to the Retained Liabilities defined in subpart (a) of the definition thereof shall survive the Closing and shall terminate on the date that is 30 days after the expiration of the applicable statute of limitations; (vii) the other covenants and agreements of the Parties to be performed after Closing shall survive until fully performed; (viii) the covenants and agreements of Purchaser shall survive the Closing indefinitely and (ix) the representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall be of no further force and effect, and the applicable Party shall not have any obligations hereunder, after the applicable date of their expiration; provided, however, there shall be no expiration or termination of any bona fide claim validly asserted pursuant to a valid Claim Notice pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to the expiration or termination date of the applicable survival period thereof.
(b)          Subject to Section 13.11 and notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not have any liability or be required to indemnify Purchaser (i) under Section 11.3(b) with respect to Non-Fundamental Representations unless and until the amount of such Damages exceeds the Individual Threshold (it being agreed that the Individual Threshold represents a threshold and not a deductible), (ii) under Section 11.3(b) with respect to Non-Fundamental Representations for (A) any and all Damages that exceed the Individual Threshold and for which Seller has an obligation to indemnify Purchaser, unless the aggregate amount of all such Damages exceed two percent (2%) of the Unadjusted Purchase Price and then only to the extent such Damages exceed two percent (2%) of the Unadjusted Purchase Price (it being agreed that such amount represents a deductible and not a threshold) and (B) aggregate Damages in excess of ten percent (10%) of the Unadjusted Purchase Price, and (iii) under this Agreement for aggregate Damages in excess of one-hundred percent (100%) of the Unadjusted Purchase Price. Subject to Article 11 and Section 13.11, the liability of Purchaser under this Agreement shall be without limit.
(c)          Seller and Purchaser each acknowledge and agree that except as expressly set forth in Article 11, (i) the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and (ii) Purchaser and Seller hereby waive any and all rights to rescind, reform, cancel, terminate, revoke or void this Agreement or any of the transactions contemplated hereby; provided, however, each Party shall have the non-exclusive right to specific performance and other equitable remedies available at law or equity (including injunctive relief) for the breach or failure of the other Party to perform its obligations hereunder required to be performed after Closing.
(d)          As a condition to making any claims for indemnification, defense or to be held harmless under this Article 11, Purchaser or Seller, as applicable, must deliver a valid Claim Notice pursuant to this Agreement prior to the expiration or termination date of the applicable survival period (if any) thereof or the date otherwise required to be delivered hereunder.  All rights of each member of the Purchaser Group under Section 11.3(a) and Section 11.3(b) or Seller Group under Section 11.2(a) shall terminate and expire as of the termination date of each respective representation, warranty, covenant or agreement of the applicable Party that is subject to indemnification, except in each case as to matters for which a specific written Claim Notice has been validly delivered to the applicable Indemnifying Party on or before the earlier of such termination date or the date otherwise required to be delivered hereunder.
(e)          Seller shall not be required to indemnify Purchaser under Section 11.3(b) for any Tax (or portion thereof) allocable to Purchaser under Section 8.1 as a result of a breach by

Seller of any Tax Representation, except to the extent the amount of such Tax (or portion thereof) exceeds the amount that would have been due absent such breach.
Section 11.5          Exclusive Remedy and Certain Limitations.
(a)          Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Purchaser’s and Purchaser Group’s sole and exclusive remedy against any member of the Seller Group, and Seller’s and Seller Group’s sole and exclusive remedy against any member of the Purchaser Group, in each case, with respect to (i) the negotiation, performance and consummation of the transactions contemplated hereunder, (ii) any breach of the representations, warranties, covenants and agreements of any member of the Seller Group or Purchaser Group, as applicable, contained herein, or (iii) the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by Seller at Closing pursuant to Section 10.2(g) or by Purchaser at Closing pursuant to Section 10.3(f), as applicable, are (A) the rights set forth in Section 11.2 or Section 11.3, as limited by the other terms of this Article 11, (B) the right to specific performance for the breach or failure of the other Party to perform any covenants required to be performed after Closing and (C) for Purchaser, the special warranty of Defensible Title in the Conveyances. Except for the remedies contained in this Article 11, and, for Purchaser, the special warranty of Defensible Title in the Conveyances, upon Closing, Purchaser and Seller each waives, releases, remises and forever discharges, and shall cause each member of the Purchaser Group and Seller Group, as applicable, to waive, release, remise and forever discharge, each member of the Seller Group or Purchaser Group, as applicable, from any and all Damages, suits, legal or administrative proceedings, claims, demands, losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Purchaser Group or Seller Group, as applicable, might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the transactions contemplated hereunder, or any member of the Seller Group’s or Purchaser Group’s respective ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON.
(b)          Any claim for indemnity under this Article 11 by any member of the Seller Group or Purchaser Group must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against Seller or Purchaser under the terms of this Article 11 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Article 11. Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Agreement on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(c)          The amount of any Damages for which any Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance or other Third Party proceeds, reimbursements or claims actually realized by such Indemnified Person. Each Indemnified Person shall use commercially reasonable efforts to pursue any and all claims against responsible Third Parties for which such Indemnified Person is entitled to indemnity under this Article 11. In the event that any Indemnified Person receives funds or proceeds from any insurance carrier or any other Third Party with respect to any Damages for which such Indemnified Person had previously received any indemnification amounts hereunder, such Indemnified Person shall, regardless of when received by such Indemnified Person, promptly pay to the applicable Indemnifying Party such funds or proceeds to the extent of any funds previously paid by such Indemnifying Party hereunder with respect to such Damages.
(d)          Subject to the terms hereof, each Indemnified Person shall use commercially reasonable efforts to mitigate or minimize all Damages upon and after obtaining actual knowledge of any event or condition which would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.
(e)          The Parties shall treat, for U.S. federal and applicable state and local Income Tax purposes, any amounts paid or received under this Article 11 as an adjustment to the Adjusted Purchase Price, unless otherwise required by applicable Laws.
(f)          Except to the extent of claims and rights expressly included as part of the Assets, nothing in this Agreement is intended to limit or otherwise waive any recourse Seller may have against any Person that is not a member of the Purchaser Group for any Damages, obligations or liabilities that may be incurred with respect to the ownership or operation of the Assets, the Assumed Obligations or the Retained Liabilities.
(g)          To the extent of the indemnification obligations in this Agreement, Purchaser and Seller hereby waive for themselves and their respective successors and assigns, including any insurers, any rights to subrogation for Damages for which such Party is liable or against which such Party indemnifies any other Person under this Agreement. If required by applicable insurance policies, each Party shall obtain a waiver of such subrogation from its insurers.
Section 11.6          Indemnification Actions. All claims for indemnification under Article 11 shall be asserted and resolved as follows:
(a)          For purposes of Section 5.1 and this Article 11, the term “Indemnifying Party” when used in connection with particular Damages means (i) Seller in the event any member of the Purchaser Group is entitled to indemnity under Section 11.3 and (ii) Purchaser in the event any member of the Seller Group is entitled to indemnification under Section 5.1 or Section 11.2.  For purposes of Section 5.1 and this Article 11, the term “Indemnified Person” when used in connection with particular Damages means the member of the Purchaser Group or Seller Group, as applicable, that is entitled to indemnification under the Agreement.
(b)          To make a claim for indemnification, defense or reimbursement under Section 5.1 or this Article 11, Seller or Purchaser, as applicable, on behalf of their related

Indemnified Persons, shall notify the Indemnifying Party of its claim, including the reasonable details (including reasonable supporting documentation of the alleged Damages to the extent in such Indemnified Person’s possession and such Indemnified Person’s good faith estimate of the applicable claim, if then known) of and basis under this Agreement for its claim (the “Claim Notice”).
(c)          In the event that any claim for indemnification set forth in any Claim Notice is based upon a claim by a Third Party against the Indemnified Person (a “Third Party Claim”), Seller or Purchaser, as applicable, on behalf of their related Indemnified Persons, shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served on such Party with respect to the Third Party Claim; provided that the failure of any Indemnified Person to give notice of any Third Party Claim as provided in this Section 11.6 shall not relieve the Indemnifying Party of its obligations under Section 5.1 or this Article 11 except and then only to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an alleged inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was allegedly inaccurate or breached.
(d)          In the case of a claim for indemnification based upon any Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under Section 5.1 or this Article 11. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not, in the Indemnified Party’s reasonable discretion, prejudicial to the Indemnifying Party. If the Indemnifying Party fails to notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Party admits or denies its obligation to defend the Indemnified Person, then until such date as the Indemnifying Party admits or it is finally determined by a non-appealable judgment that such right or obligation exists, the Indemnified Person may file any motion, answer or other pleading, settle any Third Party Claim or take any other action that the Indemnified Person deems necessary or appropriate to protect its interest, regardless of whether the Indemnifying Party is prejudiced or adversely impacted by any such actions.
(e)          If the Indemnifying Party admits its indemnity obligations under Section 5.1 or this Article 11 with respect to any Third Party Claim, then such Indemnifying Party shall have (i) the right and obligation to diligently prosecute and control the defense, at its sole cost and expense, of the Third Party Claim and (ii) full control of such defense and proceedings, including, subject to the remainder of this Section 11.6(e), any compromise or settlement thereof unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnifying Party, in which event such settlement or compromise shall not be effective without the consent of the Indemnified Person, which shall not be unreasonably withheld or delayed. If requested by the Indemnifying Party, the Indemnified Person agrees at the cost and expense of the Indemnifying Party to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest; provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person. The Indemnified Person may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.6(e), provided that the Indemnified Person may file initial pleadings as described in the last sentence of subsection  (d) above if required by court or procedural rules to do so within the thirty (30) day period in subsection (d) above. An Indemnifying Party shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto that (A) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Third Party Claim) or (B) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(f)          If the Indemnifying Party does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim, including the power to reject the proposed settlement.  If the Indemnifying Party does not respond in such time period or rejects its obligations for indemnification with respect to such Third Party Claim, then the Indemnified Person shall have the right, but not the obligation, to defend and control the defense against the Third Party Claim (at the sole cost and expense of the Indemnifying Party, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify the Indemnified Person and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party does not respond in such time period or rejects its obligations for indemnification with respect to such Third Party Claim, then such Indemnified Person shall be free to enter into such proposed settlement, and such Indemnifying Party shall be responsible for such settlement if the Indemnified Person is entitled to indemnification hereunder. If the Indemnified Person settles any Third Party Claim over the objection of the Indemnifying Party after the Indemnifying Party has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity with respect to the Third Party Claim.
(g)          In the case of a claim for indemnification not based upon an Third Party Claim (a “Direct Claim”), such Direct Claim shall be asserted by Seller or Purchaser, as applicable, on behalf of their related Indemnified Persons, by giving the Indemnifying Party reasonably prompt Claim Notice thereof, but in any event not later than thirty (30) days after the Indemnified

Person becomes aware of the events that gave rise to such Direct Claim. Such Claim Notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that have been or may be sustained by the Indemnified Person. The Indemnifying Party shall have sixty (60) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Person within such sixty (60) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Party shall be conclusively deemed obligated to provide indemnification hereunder with respect to such Direct Claim.
Section 11.7          Express Negligence/Conspicuous Manner. WITH RESPECT TO THIS AGREEMENT, BOTH PARTIES AGREE THAT THE PROVISIONS SET OUT IN THIS ARTICLE 11 AND ELSEWHERE IN THIS AGREEMENT COMPLY WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS AGREEMENT HAS PROVISIONS REQUIRING EACH OF PURCHASER AND SELLER TO BE RESPONSIBLE FOR THE NEGLIGENCE (WHETHER GROSS, SOLE, JOINT, ACTIVE, PASSIVE, COMPARATIVE OR CONCURRENT), STRICT LIABILITY, OR OTHER FAULT OF MEMBERS OF THE SELLER GROUP OR PURCHASER GROUP, AS APPLICABLE. EACH OF PURCHASER AND SELLER REPRESENTS TO THE SELLER GROUP AND PURCHASER GROUP, AS APPLICABLE (A) THAT EACH PARTY HAS CONSULTED AN ATTORNEY CONCERNING THIS AGREEMENT OR, IF IT HAS NOT CONSULTED AN ATTORNEY, THAT EACH PARTY WAS PROVIDED THE OPPORTUNITY AND HAD THE ABILITY TO SO CONSULT, BUT MADE AN INFORMED DECISION NOT TO DO SO AND (B) THAT EACH PARTY FULLY UNDERSTANDS ITS OBLIGATIONS UNDER THIS AGREEMENT.
Section 11.8          General Disclaimers. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3, THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(G) OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (A) SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES AND REPRESENTS AND WARRANTS THAT PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN THIS AGREEMENT OR ANY OTHER INSTRUMENT, AGREEMENT, OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, OR RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE

ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, OR (IX) ANY OTHER RECORD, FILES, MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (B) SELLER FURTHER DISCLAIMS, AND PURCHASER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.  ABSENT FRAUD OF SELLER, PURCHASER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR ANY MEMBER OF THE SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE CONVEYANCES AND, ABSENT FRAUD OF SELLER, PURCHASER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT PURCHASER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES, OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT FOR CLAIMS, DAMAGES, AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY, OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES AND TO THE EXTENT PROVIDED HEREIN OR THEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN ARTICLE 3 OF THIS AGREEMENT OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE CONVEYANCES, PURCHASER ACKNOWLEDGES THAT NO MEMBER OF THE SELLER GROUP OR ANY OTHER PERSON HAS MADE, AND PURCHASER HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SELLER, THE ASSETS OR ANY OTHER MATTERS, INCLUDING THE FINANCIAL CONDITION, PHYSICAL CONDITION, ENVIRONMENTAL CONDITIONS, LIABILITIES, OPERATIONS, BUSINESS, PROSPECTS OF OR TITLE TO THE ASSETS.
Section 11.9          Environmental Disclaimers. Purchaser acknowledges that (a) the Assets have been used for exploration, development, production, gathering, and transportation of oil and gas and other Hydrocarbons and there may be petroleum, produced water, wastes, scale, NORM, Hazardous Substances, or other substances or materials located in, on or under the Assets or associated with the Assets; (b) Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, pipelines, materials, and equipment as scale, or in other forms; (d) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances; (e) NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; and (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN SECTION 3.14 AND SECTION 3.15 OR THE CERTIFICATE OF SELLER TO BE DELIVERED AT THE CLOSING PURSUANT TO SECTION 10.2(G), SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND PURCHASER WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE PRESENCE OR ABSENCE OF ASBESTOS OR NORM IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREAS WHERE THE ASSETS ARE LOCATED, (II) ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, LIABILITIES, LOSSES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, ATTRIBUTABLE TO ANY PERIODS OF TIME WHICH ANY MEMBER OF THE PURCHASER GROUP MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, ANY WARRANTY OR REPRESENTATION OF ANY MEMBER OF THE SELLER GROUP, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY MATTERS WITH RESPECT TO THE EXISTENCE OF ANY ENVIRONMENTAL LIABILITIES, RELEASE OF HAZARDOUS SUBSTANCES OR ANY OTHER ENVIRONMENTAL CONDITION WITH RESPECT TO THE OWNERSHIP OR OPERATION OF ASSETS, OR (III) WHETHER SELLER OR ANY OF THE ASSETS (OR THE OWNERSHIP OR OPERATION THEREOF) ARE IN COMPLIANCE WITH ANY ENVIRONMENTAL LAW. SUBJECT TO PURCHASER’S RIGHTS TO INDEMNIFICATION UNDER SECTION 11.3(B) FOR A BREACH OF SECTION 3.14 AND SECTION 3.15, AS OF CLOSING, (X) PURCHASER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED), ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND NORM AND (Y) PURCHASER HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE ASSETS AND THE RECORDS AS PURCHASER HAS DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTION. PURCHASER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS.
Section 11.10          Limited Duties. AS OF THE EXECUTION DATE, ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER PARTY MAY HAVE TO THE OTHER

PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH WAIVER SHALL NOT BE APPLICABLE TO ANY CONTRACTUAL RELATIONSHIP TO WHICH BOTH PARTIES MAY, FROM AND AFTER THE EXECUTION DATE, BE A PARTY AND THAT RELATE TO ANY OF THE ASSETS.  THE PARTIES DO NOT INTEND (A) THAT THE DUTIES OR OBLIGATIONS OF EITHER PARTY, OR THE RIGHTS OF EITHER PARTY, WITH RESPECT TO THE TRANSACTIONS SPECIFICALLY CONTEMPLATED BY THIS AGREEMENT SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER, OR (B) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER WITH RESPECT TO THE TRANSACTIONS SPECIFICALLY CONTEMPLATED BY THIS AGREEMENT REQUIRES EITHER PARTY TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT IT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND, TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT WITH RESPECT TO THE TRANSACTIONS SPECIFICALLY CONTEMPLATED BY THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.
Section 11.11          Conspicuousness.  SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE 12

 TERMINATION
Section 12.1          Termination. This Agreement may be terminated at any time prior to Closing:
(a)          by the mutual prior written consent of Seller and Purchaser; or
(b)          by Seller or Purchaser upon written notice to the other Party, if Closing has not occurred on or before February 28, 2018;
provided, however, that no Party shall be entitled to terminate this Agreement under Section 12.1(b) if the Closing has failed to occur as a result of: (i) in the case of Purchaser, the failure of any of the conditions to Closing set forth in Section 9.1(a), Section 9.1(b) or Section 9.1(e) to be satisfied as of February 28, 2018; and (ii) in the case of Seller, the failure of any of the conditions to Closing set forth in Section 9.2(a), Section 9.2(b), Section 9.2(d) or Section 9.2(f) to be satisfied as of February 28, 2018 (including, in each Party’s case, the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required) (the date of any permitted termination of this Agreement under this Section 12.1, the “Termination Date”).
Section 12.2          Effect of Termination.
(a)          If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Article 1, Section 2.3, Section 4.11, Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.9, Section 5.11, Section 11.8 through Section 11.11, and Section 13.1 through Section 13.14, all of which shall survive and continue in full force and effect indefinitely) and no Party shall have any further liability hereunder, except as set forth in the foregoing described provisions. The Confidentiality Agreement shall survive any termination of this Agreement, in accordance with the terms of the Confidentiality Agreement.
(b)          In the event that (i) all conditions precedent to the obligations of Seller set forth in Section 9.1 have been satisfied or waived in writing by Seller (or would have been satisfied except for the breach or failure of any of Seller’s representations, warranties or covenants hereunder), and (ii) the Closing has not occurred because any of the conditions to Closing set forth in Section 9.2(a), Section 9.2(b), Section 9.2(d) or Section 9.2(f) have not been satisfied (or waived in writing by Purchaser) as of February 28, 2018 (including, if and when required, Seller’s obligations to consummate the transactions contemplated hereunder at Closing), then Purchaser shall promptly elect in writing, as the sole and exclusive remedy of the Purchaser Group against any member of the Seller Group for the failure to consummate the transactions contemplated hereunder at Closing, to either (A) seek specific performance of this Agreement (and during the pendency of any proceeding initiated by or on behalf of Purchaser seeking specific performance of this Agreement, this Agreement shall not terminate pursuant to Section 12.1), or (B) terminate this Agreement and receive the entirety of the Deposit for the sole account and use of Purchaser, free of any claims thereon by Seller.
(c)          In the event that (i) all conditions precedent to the obligations of Purchaser set forth in Section 9.2 have been satisfied or waived in writing by Purchaser (or would have been satisfied except for the breach or failure of any of Purchaser’s representations, warranties or covenants hereunder) and (ii) the Closing has not occurred because any of the conditions to Closing set forth in Section 9.1(a), Section 9.1(b) or Section 9.1(e) have not been satisfied (or waived in writing by Seller) as of February 28, 2018 (including, if and when required, Purchaser’s obligations to consummate the transactions contemplated hereunder at Closing), then Seller shall be entitled, as the sole and exclusive remedy of the Seller Group against any member of the Purchaser Group for the failure to consummate the transactions contemplated hereunder at Closing, to terminate this Agreement and retain the entirety of the Deposit for the sole account and use of Seller as liquidated damages hereunder, free of any claims thereon by Purchaser.  Seller and Purchaser acknowledge and agree that (x) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a fair and reasonable estimate by the Parties of such aggregate actual damages of Seller, and (z) such liquidated damages do not constitute a penalty.
(d)          In the event that this Agreement is terminated under Section 12.1 for any other reason than as described under Section 12.2(c), then Purchaser shall be entitled to the prompt return of the Deposit, free of any claims thereon by Seller, and in which event Seller shall promptly

(but in no event later than three (3) Business Days after the Termination Date) disburse the entirety of the Deposit to Purchaser, free of any claims thereon by Seller.
(e)          In the event that this Agreement is terminated under Section 12.1 as described under Section 12.2(c), the Seller shall be entitled to retain the entirety of the Deposit, free of any claims thereon by Purchaser.
(f)          Each Party acknowledges that as express consideration for the Parties entering into this Agreement and such Party’s representations, warranties and covenants set forth herein, each Party covenants and agrees that solely with respect to Purchaser’s rights under Section 12.2(b)(A), (i) Purchaser would be irreparably harmed by any breaches by the Seller of its obligations to consummate the transactions hereunder as and when required by Seller hereunder, (ii) monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement with respect to Purchaser’s rights under Section 12.2(b)(A), (iii) Purchaser shall be entitled to equitable relief, including injunction (without the posting of any bond and without proof of actual damages) and specific performance with respect to Purchaser’s rights under Section 12.2(b)(A), and (iv) neither Party, nor its representatives shall oppose the granting of specific performance or any such relief as a remedy with respect to Purchaser’s rights under Section 12.2(b)(A).
ARTICLE 13

 MISCELLANEOUS
Section 13.1          Headings and Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof. The rights and obligations of each Party shall be determined pursuant to this Agreement and the other Transaction Documents, to the extent applicable, provided however, to the extent there is a conflict between this Agreement and any other Transaction Document the terms of this Agreement shall control. Seller and Purchaser have each had the opportunity to exercise business discretion in relation to the negotiation of the details and terms of the transaction contemplated hereby. This Agreement is the result of arm’s length negotiations from equal bargaining positions. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting Party) and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof, it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby and retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
Section 13.2          Interpretation. In this Agreement, unless a clear contrary intention appears: (a) the singular form includes the plural form and vice versa; (b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document, or instrument means, unless specifically provided otherwise, such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any Law means, unless specifically provided otherwise, such Law as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Law means, unless specifically provided otherwise, that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision; (f) reference in this Agreement to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section hereof or Appendix, Schedule or Exhibit hereto; (g) “hereunder”, “hereof”, “hereto”, and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section, or other provision thereof; (h) “including” (and with correlative meaning “include”) means “including without limiting the generality of any description preceding such term”; (i) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) the Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein; provided that in the event a word or phrase defined in this Agreement is expressly given a different meaning in any Schedule or Exhibit, such different definition shall apply only to such Schedule or Exhibit defining such word or phrase independently, and the meaning given such word or phrase in this Agreement shall control for purposes of this Agreement, and such alternative meaning shall have no bearing or effect, on the interpretation of this Agreement; (k) all references to “Dollars” means United States Dollars; (l) references to “days” shall mean calendar days, unless the term “Business Days” is used; (m) except as otherwise provided herein, all actions which any Person may take and all determinations which any Person may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of such Person; and (n) “or” is not exclusive.
Section 13.3          Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents, or representatives and no failure by any Party to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right.
Section 13.4          Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 13.5          Time of the Essence; Calculation of Time. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
Section 13.6          Notices. Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party to another Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:
To Seller:	Bruin E&P Non-Op Holdings, LLC 602 Sawyer Street, Suite 710 Houston, TX 77007 Attn: Matt Steele Email: msteele@bruinep.com

with a copy (that shall not constitute Notice) to:	Bruin E&P Non-Op Holdings, LLC 602 Sawyer Street, Suite 710 Houston, TX 77007 Attn: William Getschow Email: wgetschow@bruinep.com with a copy (that shall not constitute Notice) to:
Bruin E&P Non-Op Holdings, LLC
c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, MA 02117
Attn: Christine Miller –
Associate General Counsel
Email: cmiller@arclightcapital.com

To Purchaser:	Energy Resources 12 Operating Company, LLC 120 West 3rd Street Suite 220 Fort Worth, Texas 76102 Attn: Dave McKenney Email: dmckenney@applereit.com with copy (that shall not constitute Notice) to:
and

Energy Resources 12 Operating Company, LLC
814 E. Main Street
Richmond, Virginia 23219
Attn: Dave McKenney

Regional Energy Investors, LP
3715 Camp Bowie Boulevard
Fort Worth, Texas 76107
Attn: Anthony F. Keating, III
Email: chip@keatinginv.com

with copy (that shall not constitute Notice) to:	Kelly Hart & Hallman LLP 201 Main Street Suite 2500 Fort Worth, Texas 76102 Attn: Todd W. Spake Email: todd.spake@kellyhart.com
Any Notice shall be effective on receipt; provided, however, that if the date of receipt is not during normal business hours on a Business Day, then such date of receipt shall be deemed to have occurred on the first Business Day after the date (a) delivered to the addressee in person or by courier, (b) transmitted by electronic mail transmission, or (c) of actual receipt by the addressee after such Notice has either been delivered to an overnight courier or deposited in the United States Mail.  Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 13.7          Assignment. Except as provided in Section 8.3 and for an assignment to a Purchaser Permitted Assignee (provided that Purchaser shall be solely responsible at its cost, risk and expense to obtain all required consents and approvals and provide all required notices for any such assignment to Purchaser Permitted Assignee), no Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder prior to Closing, without the prior written consent of the other Party and any transfer or delegation made without such consent shall be null and void.  Unless expressly agreed to in writing by the Parties, no permitted assignment of any Party’s rights or duties that is subject to the consent of the other Party shall relieve or release the assigning Party from the performance of such Party’s rights or obligations hereunder and such assigning Party shall be fully liable to the other Party for the performance of all such rights and duties.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 13.8          Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification.

Section 13.9          Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction; provided, however, in connection with the determination of the existence of any Title Defect or Title Benefit or with respect to conveyancing matters as to any Oil and Gas Property, the Laws of the state where such Oil and Gas Property is located shall govern and control such determination, the Laws of the state or commonwealth where such Oil and Gas Property is located shall govern and control such determination.
Section 13.10          Venue and Waiver of Jury Trial.
(a)          Except as to any dispute, controversy, matters, or claim arising out of or in relation to or in connection with (i) the calculation or determination of the Purchase Price pursuant to Section 2.4, Section 2.5, Section 2.6, Section 2.7, or Section 2.8 (which shall be resolved exclusively in accordance with Section 2.5(b)), or (ii) any Title Disputes (which shall resolved exclusively in accordance with Section 6.2), any dispute, controversy, matter, or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved among the Parties, will be instituted exclusively in the courts of the State of Texas in and for Harris County or the United States District Court  or the Texas State District Court located in Houston, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute, litigation or proceeding arising out of this Agreement or any of the transactions contemplated thereby.  All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas.  Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any litigation or proceeding in the foregoing courts.  Each Party agrees that any and all process directed to it in any such proceeding or litigation may be served upon it outside of the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County or the United States District Court or the Texas State District Court located in Houston, Texas.
(b)          EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
Section 13.11          Limitation on Damages. Notwithstanding anything to the contrary contained herein, NO INDEMNIFIED PERSON HEREUNDER SHALL BE ENTITLED TO LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF THEIR RESPECTIVE MEMBERS OF THE PURCHASER GROUP AND SELLER GROUP, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES IN

CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, other than consequential damages or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties under the terms hereof.
Section 13.12          Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.12.
Section 13.13          No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 5.1, Section 5.8 and Article 11, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Purchaser acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person (including any Indemnified Person) and (b) no Party hereunder shall have any direct liability to any permitted Third Party beneficiary, nor shall any permitted Third Party beneficiary have any right to exercise any rights hereunder for such Third Party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto in accordance with Section 11.5(b).
Section 13.14          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.
SELLER:

BRUIN E&P NON-OP HOLDINGS, LLC

By:        /s/ Daniel R. Revers
Name:   Daniel R. Revers
Title:     President

Signature Page to Purchase and Sale Agreement

PURCHASER:

ENERGY RESOURCES 12 OPERATING COMPANY, LLC

By:         /s/ Glade M. Knight
Name:    Glade M. Knight
Title:      Chairman and Chief Executive Officer

Signature Page to Purchase and Sale Agreement

APPENDIX A

CERTAIN DEFINITIONS

“AAA” means the American Arbitration Association.
“Accounting Principles” is defined in Section 2.4.
“Accounting Referee” is defined in Section 2.5(b).
“Adjusted Purchase Price” is defined in Section 2.2.
“AFE” means an authorization for expenditure issued pursuant to a Contract.
“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
“Agreement” is defined in the introductory paragraph hereof.
“Allocated Value” means, (a) with respect to any Subject Formation as to each Oil and Gas Property, the portion of the Unadjusted Purchase Price allocated on Schedule 2.8 as to each such Oil and Gas Property with respect to such Subject Formation and (b) as to the other Assets listed on Schedule 2.8, the portion of the Unadjusted Purchase Price allocated to each such Asset on Schedule 2.8, in each case of (a) and (b), as such amount shall be increased or decreased by the portion of each adjustment to the Unadjusted Purchase Price under Section 2.4.
“Allocation” is defined in Section 2.8.
“Applicable Taxes” means any Taxes (x) imposed on the Seller or its Affiliates, (y) for which the Seller or its Affiliates is liable as a transferee or successor, by contract or otherwise or (z) imposed with respect to the Assets, in each case, if the Tax could result in a lien or other claim against any of the Assets or Purchaser or its Affiliates at any time after closing.
 “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.
“Assets” means an undivided fifty percent (50%) of all of Seller’s right, title and interest in and to the following (but reserving unto Seller and excluding from the Assets any and all Excluded Assets):
(a) all Hydrocarbon leases described on Exhibit A-1 , whether such right, title and interest are legal or equitable, record or beneficial, vested or contingent (collectively, the “Leases”), together with all lands pooled, communitized, or unitized with the Leases or any Wells (collectively, the “Units”), and all tenements, hereditaments, and appurtenances arising out of or
Appendix A-1

derived from the Leases and Units and all lands covered thereby (collectively, the “Lands”) and all other rights and interests of Seller in such Lands, including, subleases, other leaseholds, mineral fee interests, overriding royalties, production payments, royalties, reversionary interests, options or similar interests;
(b) any and all Hydrocarbon, water, CO2, injection, disposal or other wells located on any of the Leases or on or within the Lands, including those described on Exhibit A-2 (collectively, the “Wells” and together with the Leases, Lands and Units, collectively, the “Oil and Gas Properties”), in each case whether producing, non-producing, permanently or temporarily Plugged and Abandoned;
(c) all (i) Hydrocarbons in, on, under, or that may be produced from or attributable to the Oil and Gas Properties on or after the Effective Time, (ii) Hydrocarbons inventories including all oil, condensate, and scrubber liquids and ethane, propane, iso-butane, nor-butane, and gasoline inventories of Seller from the Oil and Gas Properties in storage or constituting linefill as of the Effective Time, and (iii) all Imbalances as of the Effective Time (to the extent and only to the extent the economic transfer of which as of the Effective Time is made by a financial adjustment pursuant to Section 2.4(e), the physical transfer of which shall occur on the Closing Date);
(d) all tank batteries, pipelines, metering facilities, interconnections and other equipment, machinery, facilities, fixtures and other tangible personal property and improvements, flowlines, gathering lines, Well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, compressors, compression equipment, pipe, radio equipment, towers, spare parts, processing and separation facilities, structures, materials, SCADA system assets and Well equipment (both surface and subsurface) located on the Lands or primarily used in connection with the ownership or operation of the Oil and Gas Properties or the production, transportation or processing of Hydrocarbons produced from the Oil and Gas Properties (collectively, the “Equipment”);
(e) all contracts, agreements, and instruments that are binding on the Assets or that relate to the ownership or operation of the Assets (but only to the extent applicable to the Assets) and to which Seller is a party (or is a successor or assign of a party) and that will be binding on Purchaser after the Closing, including the operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, term assignments, participation agreements, farmin and farmout agreements, exchange agreements, purchase and sale agreements, and other contracts in which Seller acquired interests in any other Assets, transportation agreements, agreements for the sale and purchase of Hydrocarbons, and processing agreements, but excluding any contracts, agreements, and instruments included within the definition of “Excluded Assets,” (subject to such exclusion, collectively, the “Contracts”, provided, however, without limiting the instruments included in the Assets, the defined term “Contracts” shall not include the Permits, Leases and other instruments constituting Seller’s chain of title to the Oil and Gas Properties or Rights of Way);
(f) all surface fee interests, surface use agreements, easements, permits, licenses, servitudes, rights of way, surface leases and other rights to use the surface, in each case to the extent appurtenant to, and used or held primarily for use in connection with, the ownership or operation of the Oil and Gas Properties (collectively, the “Rights of Way”);
Appendix A-2

(g) to the extent that they may be assigned, all Permits that are primarily used in connection with the ownership or operation of the Assets; and
(h) subject to Section 5.12, (i) originals of the Records that relate solely to the Assets and (ii) copies of the Records that do not relate solely to the Assets.
Notwithstanding anything herein to the contrary, the defined term “Assets” expressly excludes any and all Excluded Assets.
“Assumed Obligations” is defined in Section 11.1.
“Barrel” means forty-two (42) United States standard gallons of two hundred and thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.
“Benefit Plan” means (a) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA; and (b) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, program, policy or agreement which is not described in clause (a) above, in each case, sponsored, maintained or contributed to, or required to be contributed to, by Seller or any of its Affiliates.
“BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas.
“Casualty Loss” is defined in Section 5.7.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.
“Claim Notice” is defined in Section 11.6(b).
“Closing” is defined in Section 10.1.
“Closing Date” is defined in Section 10.1.
“Closing Payment” means the amount of cash consideration payable by Purchaser to Seller at the Closing, which shall be an amount equal to (a) the estimate of the Adjusted Purchase Price determined in accordance with Section 2.5(a), minus (b) the Deposit.
“Code” means the United States Internal Revenue Code of 1986, as amended.
Appendix A-3

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 6, 2017 by and between Bruin E&P Operating, LLC and Regional Energy Investors, LP, as amended from time to time.
“Consent” means any consent, approval, authorizations or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Assets, in each case, in connection with the transactions contemplated hereunder.
“Contracts” is defined in subsection (e) of the definition of “Assets”.
“Conveyances” is defined in Section 10.2(b).
“COPAS” means the COPAS 2005 Accounting Procedure recommended by the Council of Petroleum Accountants Societies, as interpreted by the Council of Petroleum Accountants Societies of North America under MFI-51 2005 COPAS Accounting Procedure.
“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.
“Cure Notice” is a an Environmental Cure Notice or Title Cure Notice, as applicable.
“Cure Period” is defined in Section 6.1(c).
“Customary Consent” means any Consent from a Governmental Authority that is not required prior to, or are customarily obtained after, the assignment of any the applicable interests, assets or properties or interests included in the Assets and is not a Required Consent.
“Cut-Off Date” means the date that is twelve (12) months after the Closing Date.
“Damages” means the amount of any actual loss, cost, costs of settlement (but only to the extent the Indemnified Person complied with the terms of Section 11.6, where applicable), damage, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include (a) any Taxes that may be assessed on payments under Article 11 (b) loss of profits, whether actual or consequential, or other consequential damages suffered by the Party (whether on its own behalf or on behalf of any member of the Seller Group or Purchaser Group, as applicable) claiming indemnification, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by any Third Party for which responsibility is allocated among the Parties) or (c) any diminution of value or increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of the applicable Indemnified Person after the Closing Date.
“Defect” means any Title Defect or Environmental Defect, as applicable.
Appendix A-4

“Defect Deadline” is defined in Section 6.1(a).
“Defect Deductible” means an amount equal to two percent (2%) of the Unadjusted Purchase Price.
“Defect Indemnity Agreement” is defined in Section 6.1(g)(iii).
“Defect Referee” is the Title Referee or the Environmental Referee, as applicable.
“Defensible Title” means that aggregate title of Seller in and to the Assets that, as of the Effective Time and at the Closing Date and subject to Permitted Encumbrances:
(a) as to the Subject Formation for each Lease and Subject Well, entitles Seller to receive during the entirety of the productive life of such Lease or Subject Well (as applicable), a Net Revenue Interest as to Hydrocarbons (i) in the case of any Subject Well, not less than the Net Revenue Interest percentage shown for the Subject Formation as to such Subject Well in Exhibit A-2 or Exhibit A-3, as applicable, and, (ii) in the case of any Undeveloped Lease (or portion thereof) listed on Exhibit A-1, not less than the Net Revenue Interest shown for such Undeveloped Lease (or portion thereof) as to the applicable Subject Formation in Exhibit A-1, in any case, except, in each case of subsections (i) and (ii) of this subsection (a), (A) any decreases in connection with those operations in which Seller may elect after the Execution Date to be a non-consenting co-owner and as a result thereof Seller is not in breach of its obligations under Section 5.2, (B) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the Execution Date, not to consent, (C) any decreases resulting from the establishment or amendment, after the Execution Date, of pools or units provided it is permitted pursuant to Section 5.2, or (D) any decreases required to allow other Working Interest owners to make up Imbalances;
(b) as to the Subject Formation for each Subject Well, obligates Seller during the entirety of the productive life of such Subject Well, to bear a Working Interest no greater than the Working Interest shown for the Subject Well and Subject Formation in Exhibit A-2 or Exhibit A-3, as applicable, except (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law or (ii) increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest in the applicable Subject Formation;
(c) as to the Subject Formation for each Undeveloped Lease, entitles Seller to the number of Net Mineral Acres as to Hydrocarbons in and to such Undeveloped Lease (or portion thereof) as set forth for the Subject Formation for such Undeveloped Lease on Exhibit A-1; and
(d) is free and clear of Liens other than Permitted Encumbrances.
“Deposit” is defined in Section 2.3(a).
“Direct Claim” is defined in Section 11.6(g).
Appendix A-5

“Disclosure Schedules” means the aggregate of all Schedules that set forth exceptions, disclosures or otherwise relate to or are referenced in any of the representations or warranties of Seller set forth in Article 3.
“Dispute” is defined in Section 13.10(a).
“Effective Time” means 12:01 a.m. Central Standard Time on September 1, 2017.
“Environmental Defect” means to the extent attributable to Seller’s Working Interest (a) any non-compliance with or violation of any Environmental Laws with respect to Seller’s ownership or operation of any Asset (including any Release of Hazardous Substances) but which has not been cured or Remediated as of the Closing Date or (b) the existence, with respect to Seller’s interest in the Assets or the operation thereof, of any environmental pollution, contamination, Release or degradation where Seller or the applicable operator of the Asset is presently required (or if known or confirmed, would be presently required) to Remediate under Environmental Laws; provided, however, the following conditions, matters, Releases and Environmental Liabilities shall be excluded from the determination of whether an “Environmental Defect” exists: (i) the presence or absence of NORM, provided that such presence does not constitute a violation of Environmental Laws, (ii) Plugging and Abandonment obligations or liabilities, (iii) the flaring of natural gas or other gaseous hydrocarbons in compliance with Law or (iv) any condition, matter, Release or Environmental Liability disclosed on Schedule 3.14.
“Environmental Laws” means the following:  CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended in effect as of the Execution Date, and all similar Laws in effect as of the Execution Date of any Governmental Authority having jurisdiction over the property in question addressing (i) pollution or pollution control; (ii) protection of natural resources, the environment or biological resources or (iii) the generation, storage, handling, use, treatment, transportation, disposal or Release or threat of Release of Hazardous Substances.
“Environmental Liabilities” means any and all Damages, Remediation obligations, liabilities, environmental response costs, costs to cure, cost to investigate or monitor, restoration costs, costs of Remediation or removal, settlements, penalties, and fines arising out of or related to any violations or non-compliance with any Environmental Laws, including any contribution obligation under CERCLA or any other Environmental Law or matters incurred or imposed pursuant to any claim or cause of action by a Governmental Authority or other Person, attributable to any Environmental Defects, any failure to comply with Environmental Laws, any Release of Hazardous Substances or any other environmental condition with respect to the ownership or operation of Assets.
“Equipment” is defined in subsection (d) of the definition of “Assets”.
Appendix A-6

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the attached regulations and published interpretations.
“Exchange” is defined in Section 8.3.
“Excluded Assets” means:
(a) all right, title and interest to the properties (including personal property) and assets (i) set forth on Schedule 1.1(a) or (ii) not described or included in the definition of “Assets”;
(b) the Excluded Records;
(c) such originals and copies of the Records retained by Seller in accordance with Section 5.12;
(d) Assets excluded from this Agreement pursuant to Section 6.1(g)(ii), Section 7.1(e)(ii), Section 7.1(f), Section 5.5 or Section 5.6;
(e) all trade credits, all accounts, receivables and other proceeds, income, or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;
(f) automation systems, including meters and related telemetry, licensed radio frequencies and associated communications infrastructure including towers, antennas, data links, and network circuits (except Seller-owned SCADA equipment);
(g) all personal property of Seller or any Affiliates of Seller that is not expressly included within the definition of “Assets”, including all personal computers, servers, and associated peripherals, cell phones, and all telephone equipment (except Seller-owned SCADA equipment);
(h) to the extent not attributable to, covering or related to any Assumed Obligations, all indemnity rights, rights under any Contracts and all claims of Seller or any Affiliate of Seller against any Third Party to the extent related or attributable to, periods on or prior to the Effective Time (including claims for adjustments or refunds) or for which Seller is liable for payment or required to indemnify Purchaser under Section 8.1 or Article 11 (in each case whether or not such claims are pending or threatened as of the Execution Date or the Closing Date);
(i) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, logos, trademarks, trade names, and other intellectual property;
(j) any offices, office leases, and any personal property (other than the Records) located in or on such offices or offices leases;
(k) all proceeds of Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time except (i) proceeds from such Hydrocarbons for which the Adjusted Purchase Price is adjusted under Section 2.4(f) and (ii) the Hydrocarbons expressly identified in subpart (c) of the definition of “Assets”;
Appendix A-7

(l) any and all claims of Seller for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) Income Taxes, (iii) Taxes attributable to the Excluded Assets and (iv) any other Taxes relating to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any period (or portion thereof) ending prior to the Effective Time;
(m) to the extent not attributable to, covering or related to any Assumed Obligations, all claims, rights and interests of Seller or Affiliates of Seller (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond or security instrument or (iii) as to any condemnation proceeds or awards arising from acts, omissions or events prior to the Effective Time;
(n) all audit rights and claims for reimbursements from Third Parties for any and all Property Costs, overhead or joint account reimbursements and revenues associated with all joint interest audits and other audits of any (i) Excluded Assets or (ii) Property Costs under any Contracts or under Law covering periods prior to the Effective Time or for which Seller is, in whole or in part, entitled to receive under Section 2.4;
(o) whether or not relating to the Assets, master service agreements, procurement agreements, engineering and procurement contracts or similar service contracts and any work orders thereunder or relating thereto; and
(p) all Hedges set out on Schedule 1.1(e).
 “Excluded Records” means any and all:
(a) originals of the records that relate to any Excluded Assets (subject to Purchaser’s right under Section 5.12 to copies of such Records);
(b) corporate, financial, Income Tax, and legal data and Records of Seller that relate primarily to Seller’s business generally (whether or not relating to the Assets), or to businesses of Seller and any Affiliate of Seller other than the exploration and production of Hydrocarbons;
(c) data, software, and records to the extent disclosure or transfer is restricted, prohibited, or subjected to payment of a fee, penalty, or other consideration by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Purchaser has not agreed in writing to pay such fee, penalty, or other consideration, as applicable;
(d) legal records and legal files of Seller, including all work product of and attorney-client communications with Seller’s legal counsel or any other documents or instruments that may be protected by an attorney-client privilege, but excluding any title opinions, run sheets or title curative work covering the Oil and Gas Properties;
(e) data, correspondence, materials, documents, descriptions, and records relating to the auction, marketing, sales negotiation, or sale of any of the Assets, including the existence or identities of any prospective inquirers, bidders, or prospective purchasers of any of the Assets, any
Appendix A-8

bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;
(f) all employee files
(g) any reserve reports, valuations, and estimates of any quantities of Hydrocarbons or the valuation thereof with respect to the Oil and Gas Properties, and any Hydrocarbon or other Hydrocarbon pricing assumptions, forward Hydrocarbon or other pricing estimates, Hydrocarbon or price decks, or Hydrocarbon or pricing studies related thereto, in each case whether prepared by Seller, its Affiliates, or any Third Parties;
(h) all data, core, and fluid samples and other engineering, geological, or geophysical studies (including seismic data, studies, and information), all proprietary or confidential geologic, seismic, geophysical, and interpretative data and analyses, including any and all interpretations of any of the foregoing and other similar information and records, in each case relating to the Oil and Gas Properties;
(i) data and records, to the extent relating to the other Excluded Assets;
(j) emails or any other electronic files with respect to any other Excluded Records; and
(k) those original data, software, and records and copies of any Records retained or made by Seller pursuant to Section 5.12.
“Execution Date” is defined in the introductory paragraph hereof.
“Final Determination Date” is defined in Section 2.5(b).
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the transactions contemplated by this Agreement, provided, that such actual and intentional fraud of such Party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) of such actual and intentional fraud, or the facts, circumstances or matters that contribute to such actual and intentional fraud.
“Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1 through Section 3.3, Section 3.4(a), Section 3.4(b), and Section 3.6.
“Future Location” shall mean, for each Future Well identified on Exhibit A-3, the location of the proration unit or Unit for such Future Well as described in on Exhibit A-3, which may include an existing Unit or overlapping proration units as to future lease line wells.
“Future Well” shall mean a Hydrocarbon wellbore identified on Exhibit A-3 to be drilled after the Execution Date with the vertical take point or all horizontal take points as to such well are located within the Subject Formation within the Subject Formation identified for such well on Exhibit A-3.
Appendix A-9

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official, or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, tribal, quasi-governmental entity, or other political subdivision or authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power.
“Hazardous Substances” means any pollutant, contaminant, dangerous or toxic substance, hazardous or extremely hazardous substance or chemical, or otherwise hazardous material or waste defined as “hazardous waste”, “hazardous substance”, or “hazardous material” under applicable Environmental Laws, including chemicals, pollutants, contaminants, wastes, toxic substances, which are classified as hazardous, toxic, radioactive, or otherwise are regulated by, or form the basis for Damage or liability under, any applicable Environmental Law including hazardous substances under CERCLA; provided, however, NORM shall not constitute a “Hazardous Substance”.
“Hedge” means any future hedge, derivative, swap, collar, put, call, cap, option, or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk, or the price of commodities, including Hydrocarbons or securities, to which Seller, its Affiliates or the Oil and Gas Properties are bound.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals (whether in liquid or gaseous form) produced in association therewith, including all crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
“Imbalance” means any over-production, under-production, over-delivery, under-delivery, or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery, or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under processing agreements, and imbalances under gathering or transportation agreements.
“Income Taxes” means any income, franchise and similar Taxes.
“Indemnified Person” is defined in Section 11.6(a).
“Indemnifying Party” is defined in Section 11.6(a).
“Individual Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000.00).
“Knowledge” means, with respect to (a) Seller, the actual conscious knowledge of only those Persons named on Schedule 1.1(b),  and (b) Purchaser, the actual conscious knowledge of only those Persons named on Schedule 1.1(c).
Appendix A-10

“Lands” is defined in subsection (a) of the definition of “Assets”.
“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities.
“Leases” is defined in subsection (a) of the definition of “Assets”.
“Lien” means any lien, mortgage, pledge, collateral assignment, or security interest, of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement) and any option, trust, or other preferential arrangement having the practical effect of any of the foregoing.
“Material Adverse Effect” means any events, occurrences, changes, or circumstances that individually or in the aggregate would be reasonably likely to have a material adverse effect on (a) the ownership, operation, or financial condition of the Assets as currently operated as of the Execution Date or (b) the performance of Seller’s obligations and covenants hereunder that are to be performed at Closing; provided, however, that “Material Adverse Effect” shall not include material adverse effects resulting from (i) general changes in Hydrocarbon prices; (ii) changes in condition or developments generally applicable to the oil and gas industry in the United States or any area or areas where the Assets are located, (iii) economic, financial, credit, or political conditions and general changes in markets; (iv) acts of God, including hurricanes, tornados, meteorological events, and storms; (v) orders, acts, or failures to act of Governmental Authorities, including amendments of or changes in Laws; (vi) civil unrest or similar disorder, terrorist acts, or any outbreak of hostilities or war; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 12; (ix) any effect resulting from any action taken by Purchaser or any Affiliate of Purchaser, other than those expressly permitted in accordance with the terms of this Agreement; (x) action taken by Seller or any Affiliate of Seller with Purchaser’s written consent or that are otherwise expressly permitted or prescribed hereunder; (xi) any Casualty Loss; (xii) natural declines in well performance; (xiii) entering into this Agreement; or (xiv) the announcement of (A) the transactions contemplated hereby or (B) the performance of the covenants set forth in Article 5, in each case, to the extent made in compliance with Section 5.9; except, in the cases of clauses (i) through (vi) above, to the extent the items described in such clauses disproportionately affect Seller or the Assets, as applicable, as compared with other Persons or assets engaged in the oil and gas industry in the area where the Assets are located, in which case such changes, effects, conditions, developments, occurrences, events and/or circumstances may be deemed to constitute, and shall be taken into account in determining, whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
“Material Contract” means, to the extent binding on the Assets or Purchaser’s ownership thereof after Closing, any Contract that is one or more of the following types:
(i) Contracts with any Affiliate of Seller that will not be terminated on or prior to Closing;
Appendix A-11

(ii) Contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties that are not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on sixty (60) days or less prior written notice;
(iii) To the extent currently pending, Contracts of Seller to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Oil and Gas Properties after Closing, but excluding customary rights of reassignment upon intent to abandon any such Oil and Gas Property;
(iv) Contracts containing any area of mutual interest agreements and/or non-competition restrictions or other similar restrictions on doing business;
(v) any farmout agreement, farmin agreement, joint development agreement, participation agreement, exploration agreement, partnership agreement, joint operating agreement, unit agreement, or similar agreement;
(vi) Contracts for the gathering, compression, treatment, processing, storage, or transportation of Hydrocarbons and other similar agreements that are not cancellable without penalty on thirty (30) days or less prior written notice;
(vii) any Contract that can reasonably be expected to result in aggregate payments of more than $150,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(viii) any Contract that can reasonably be expected to result in aggregate revenues of more than $150,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(ix) any Contract containing take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery;
(x) any Contract that is an indenture, loan, credit agreement or similar agreement, in each case, for indebtedness of Seller or its Affiliates for borrowed money burdening Seller’s interest in the Assets;
(xi) any Contract for freshwater or saltwater sourcing, impoundment, storage, transportation, disposal or injection;
(xii) any purchase and sale agreements pursuant to which Seller or its Affiliates acquired the Assets that contain any indemnification obligations; or
(xiii) any Contract that is or contains a Hedge.
“MMBtu” means one million (1,000,000) BTU.
Appendix A-12

“Net Mineral Acre” means, as to each parcel or tract burdened by an Undeveloped Lease, the product of (a) the number of surface acres of land that are described in such parcel or tract (i.e. gross acres), multiplied by (b) the Undivided Interests in the fee Hydrocarbon interests, non-executive interests in gaseous Hydrocarbons and other Hydrocarbon interests in the lands covered by such parcel or tract burdened by the applicable Undeveloped Lease, multiplied by (c) Seller’s Working Interest in such Lease (provided, however, if items (a) and (b) of this definition vary as to different areas within any tracts or parcels or Subject Formation burdened by such Lease, a separate calculation shall be performed with respect to each such area or Subject Formation).
“Net Mineral Acre Price” means, with respect to each Undeveloped Lease, the value set forth in Schedule 2.8 for each Net Mineral Acre burdened by such Undeveloped Lease.
“Net Revenue Interest” means, with respect to any Oil and Gas Property, the percentage interest in and to all production of Hydrocarbons saved, produced and sold from or allocated to such Oil and Gas Property, after giving effect to all Royalties.
“Non-Fundamental Representations” means all representations and warranties of Seller set forth herein (including the corresponding representations and warranties given in the certificates delivered by Seller at Closing pursuant to Section 10.2(g)), excepting and excluding, in each case, any and all Fundamental Representations and Tax Representations.
“NORM” means naturally occurring radioactive material, radon gas and asbestos.
“Notice” is defined in Section 13.6.
“Oil and Gas Properties” is defined in subsection (b) of the definition of “Assets”.
“Party” or “Parties” is defined in the introductory paragraph hereof.
“Permitted Encumbrances” means any or all of the following:
(a) all Royalties, if the net cumulative effect of such Royalties do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest in the Subject Formation as to each Undeveloped Lease or Subject Well below that shown in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), as applicable, for such Undeveloped Lease or Subject Well;
(b) the terms of any Contract described on Schedule 3.8(a), Lease or Right of Way if the net cumulative effect of such Contracts, Leases and Rights of Way would not, individually or in the aggregate, (i) operate to reduce the Net Revenue Interest of Seller with respect to any Subject Formation in any Lease or Subject Well to an amount less than the Net Revenue Interest for such Subject Formation and Lease or Subject Well as set forth in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), as applicable, (ii) operate to reduce the Net Mineral Acres of Seller with respect to any Subject Formation in any Lease to an amount less than the Net Mineral Acres for such Subject Formation and Lease as set forth in Exhibit A-1, or (iii) obligate Seller to bear a Working Interest with respect to any Subject Formation in any Subject Well in any amount greater than the Working Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 (unless the Net Revenue Interest for such Subject Formation and Subject Well is greater than the Net Revenue Interest for such Subject Formation and Subject Well as set forth in
Appendix A-13

Exhibit A-2 or Exhibit A-3 in the same proportion as any increase in such Working Interest), or (iv) impair or have an adverse effect on the ownership or use, or with respect to Future Wells only, value or development, of the affected Asset, in each case, as such Asset is currently owned or used (or, with respect to Future Wells, as such Future Wells are valued and planned to be developed in accordance with Exhibit A-3);
(c) all (i) Preferential Rights or (ii) Consents;
(d) Liens created under the terms of the Leases, Rights of Way, Liens for Taxes, materialman’s Liens, warehouseman’s Liens, workman’s Liens, carrier’s Liens, mechanic’s Liens, vendor’s Liens, repairman’s Liens, employee’s Liens, contractor’s, operator’s Liens, construction Liens, Liens pursuant to any applicable federal or state securities Law, and other similar Liens arising in the ordinary course of business that, in each case, secure amounts or obligations not yet due and payable (including any amounts being withheld as provided by Law) or, if delinquent, which are being contested in good faith by appropriate actions and are described on Schedule 1.1(d);
(e) to the extent the same have not been triggered, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;
(f) any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Effective Time, if the net cumulative effect thereof would not be reasonably likely to, individually or in the aggregate, (i) operate to reduce the Net Revenue Interest of Seller with respect to any Subject Formation in any Lease or Subject Well to an amount less than the Net Revenue Interest for such Subject Formation and Lease or Subject Well as set forth in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), as applicable, (ii) operate to reduce the Net Mineral Acres of Seller with respect to any Subject Formation in any Lease to an amount less than the Net Mineral Acres for such Subject Formation and Lease as set forth in Exhibit A-1; (iii) obligate Seller to bear a Working Interest with respect to any Subject Formation in any Subject Well in any amount greater than the Working Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 (unless the Net Revenue Interest for such Subject Formation and Subject Well is greater than the Net Revenue Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 in the same proportion as any increase in such Working Interest); or (iv) materially impair or have a material adverse effect on the ownership or use, or with respect to Future Wells only, value or development, of the affected Asset, in each case, as such Asset is currently owned or used (or, with respect to Future Wells, as such Future Wells are valued and planned to be developed in accordance with Exhibit A-3);
(g) all applicable Laws and rights reserved to or vested in any Governmental Authorities (i) to control or regulate any of the Assets in any manner, (ii) to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income, or capital gains with
Appendix A-14

respect thereto, (iii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets, (iv) to use such property in a manner which would not reasonably be expected to materially impair or have a material adverse effect on the ownership or use or, with respect to Future Wells only, value or development, of the affected Asset, in each case, as such Asset is currently owned or used (or, with respect to Future Wells, as such Future Wells are valued and planned to be developed in accordance with Exhibit  A-3), or (v) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license, or permit;
(h) rights of any (i) owner or lessee of any oil and gas interests in formations, strata, horizons or depths other than the Subject Formation or (ii) common owner of any interest in Rights of Way currently held by Seller and such common owner as tenants in common or through common ownership, if the net cumulative effect thereof would not be reasonably likely to, individually or in the aggregate, (A) operate to reduce the Net Revenue Interest of Seller with respect to any Subject Formation in any Lease or Subject Well to an amount less than the Net Revenue Interest for such Subject Formation and Lease or Subject Well as set forth in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), as applicable, (B) operate to reduce the Net Mineral Acres of Seller with respect to any Subject Formation in any Lease to an amount less than the Net Mineral Acres for such Subject Formation and Lease as set forth in Exhibit A-1; (C) obligate Seller to bear a Working Interest with respect to any Subject Formation in any Subject Well in any amount greater than the Working Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 (unless the Net Revenue Interest for such Subject Formation and Subject Well is greater than the Net Revenue Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 in the same proportion as any increase in such Working Interest); or (D) materially impair or have a material adverse effect on the ownership or use, or with respect to Future Wells only, value or development, of the affected Asset, in each case, as such Asset is currently owned or used (or, with respect to Future Wells, as such Future Wells are valued and planned to be developed in accordance with Exhibit A-3);
(i) (i) failure of the records of any Governmental Authority (including the United States Bureau of Land Management or Bureau of Indian Affairs) to reflect Seller as the owner of any Asset, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded in the real property or conveyance records of the applicable county; (ii) failure to record Leases or Rights of Way issued by any Governmental Authority (including the United States Bureau of Land Management or Bureau of Indian Affairs) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to Seller from its immediate predecessor in title are recorded with the Governmental Authority (including the United States Bureau of Land Management or Bureau of Indian Affairs) that issued any such Lease or Right of Way; or (iii) delay or failure of any Governmental Authority (including the United States Bureau of Land Management or Bureau of Indian Affairs) to approve the assignment of any Oil and Gas Property to Seller or any predecessor in title to Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;
(j) any Liens, defects, irregularities, or other matters(i) set forth or described on Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3) or the Disclosure Schedules
Appendix A-15

provided such Liens, defects, irregularities are readily apparent on such Exhibits or Disclosure Schedules, (ii) solely with respect to Seller’s special warranty of Defensible Title set forth in the Conveyances, that Purchaser has Knowledge of on or prior to the Defect Deadline and fails to timely assert in a valid Defect Notice, or (iii)  that are expressly waived (or deemed to have been waived) by Purchaser, cured or otherwise discharged at or prior to Closing;
(k) the terms and conditions of this Agreement;
(l) Liens created under deeds of trust, mortgages, and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent such mortgages, deeds of trust, or similar instruments (i) contain an express subordination of any such Lien(s), (ii) do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease and (iii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Defect Deadline, initiated foreclosure or similar proceedings against the interest of lessor in such Lease nor has Seller received any written notice of default under any such mortgage, deed of trust or similar instrument;
(m) lack of a division order or an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit);
(n) any calls on production under existing Contracts;
(o) any defects arising from the failure to file an affidavit relating to the occurrence of a required contingency pursuant to N.D. Cent. Code § 47-16-40;
(p) any Liens, defects, irregularities, burdens or other matters which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning, exploring, developing and operating Hydrocarbon producing properties and if the net cumulative effect thereof would not, individually or in the aggregate, (i) operate to reduce the Net Revenue Interest of Seller with respect to any Subject Formation in any Lease or Subject Well to an amount less than the Net Revenue Interest for such Subject Formation and Lease or Subject Well as set forth in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), as applicable, (ii) operate to reduce the Net Mineral Acres of Seller with respect to any Subject Formation in any Lease to an amount less than the Net Mineral Acres for such Subject Formation and Lease as set forth in Exhibit A-1, (iii) obligate Seller to bear a Working Interest with respect to any Subject Formation in any Subject Well in any amount greater than the Working Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 (unless the Net Revenue Interest for such Subject Formation and Subject Well is greater than the Net Revenue Interest for such Subject Formation and Subject Well as set forth in Exhibit A-2 or Exhibit A-3 in the same proportion as any increase in such Working Interest), or (iv) materially impair or have a material adverse effect on the ownership or use, or with respect to Future Wells only, value or development, of the affected Asset, in each case, as such Asset is currently owned or used (or, with respect to Future Wells, as such Future Wells are valued and planned to be developed in accordance with Exhibit A-3);
Appendix A-16

(q) any other Liens, defects, burdens or irregularities which are based on (i) a lack of information in Seller’s files, or (ii) references to any document if a copy of such document is not in Seller’s files, provided such document is otherwise publicly available;
(r) in the case of Future Well operations only, lack of permits, easements or rights of way being obtained with respect to such Future Well operations;
(s) defects based on or arising out of the failure of a Lease to hold a specified number of Net Mineral Acres, but only to the extent that the primary term of such Lease expires on or after the Closing Date, due to any provision in the Lease providing that the Lease holds only acreage within the proration units as to wells producing in paying quantities (or that are held by payments in lieu of such production) as of the expiration of such primary term;
(t) any defects arising from any determination that the State of North Dakota does not own the oil and gas fee estate in all or any portion of the Leases or Lands covered by Leases from the State of North Dakota, as the lessor, but only with respect to lands between the high and low watermarks of the any river; or
(u) any defects arising out of (A) any lawsuit, proceeding or other action asserting that the Bureau of Indian Affairs improperly approved leases of allotted lands that were not in the “best interest” of the lessor because of an inadequate lease bonus or otherwise, to the extent described on Schedule 1.1(d) or that are not pending as of the Closing Date, or (B) the failure of the Bureau of Indian Affairs to have approved any assignments in Seller’s chain of title to a Lease covering allotted lands, in each case, as described on Schedule 1.1(d), unless the Bureau of Indian Affairs has affirmatively denied in writing such approval.
 “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
 “Plugging and Abandonment,” “Plugged and Abandoned” and “Plug and Abandon” and its derivatives mean all plugging, replugging, abandonment, re-plugging and re-abandonment, equipment removal, disposal, or restoration associated with the properties and assets included in or burdened by the Assets, including all plugging and abandonment, dismantling, decommissioning, Remediation, removal, surface and subsurface restoration, site clearance and disposal of the Wells, well cellars, fixtures, flowlines, pipelines, structures and personal property located on or associated with assets and properties included in the Assets and the lands burdened thereby, the removal and capping of all associated flowlines, field transmission and gathering lines, pit closures, the restoration of the surface, site clearance, any disposal of related waste materials, excluding NORM and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all applicable Laws and the requirements of Governmental Authorities (including the United States Bureau of Land Management or Bureau of Indian Affairs), the terms and conditions of the Leases, Rights of Way and Contracts.
“Preferential Right” is defined in Section 3.10.
“Preliminary Settlement Statement” is defined in Section 2.5(a).
“Proceedings” is defined in Section 3.5.
Appendix A-17

“Property Costs” means all direct and documented (a) operating expenses (including costs of insurance, overhead, employees, rentals, shut-in payments, and title examination and curative actions, but excluding Asset Taxes, Income Taxes, and Transfer Taxes), (b) capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets, and (c) overhead costs charged to the Assets by Third Parties under any applicable Contracts; provided, however, that Property Costs shall not include any Damages arising out of, constituting or attributable to (i) obligations to Plug and Abandon wells and dismantle or decommission facilities, (ii) obligations with respect to Imbalances, (iii) costs to cure or attempt to cure any Title Defects or the breach of any representation or warranty contained herein, (iv) obligations to pay Royalties attributable to sales of Hydrocarbons relating to the Assets, (v) any Casualty Loss (including any repair or restoration costs related thereto), or (vi) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (v), whether such claims are made pursuant to contract or otherwise.
“Purchaser” is defined in the introductory paragraph hereof.
“Purchaser Permitted Assignee” means Energy Resources 12, L.P., a Delaware limited partnership, or any of its Affiliates.
“Purchaser Group” is defined in Section 11.3.
“Purchaser’s Representatives” is defined in Section 5.1(a).
“Records” means all books, records (including Asset Tax records), files, data, information, drawings, and maps to the extent (and only to the extent) related to the Assets, including electronic copies of all computer records where available, well files, facility and well records, contract files, lease files, well logs, division order files, title opinions, and other title information (including abstracts, evidences of rental payments, maps, surveys, title curative documents and data sheets), hazard data, and surveys, production records, engineering files, health and safety, pipeline safety, and environmental records, but excluding, however, in each case, the Excluded Records.
“Release” means any discharge, emission, spilling, leaking, pumping, pouring, placing, depositing, injecting, dumping, burying, leaching, migrating, abandoning, or disposing into or through the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.
“Remediate” means any remedial, removal, response, investigation, monitoring, construction, closure, disposal, testing, integrity testing, or other corrective actions required under applicable Environmental Laws to cure or remove a violation of Environmental Law, including the complete discharge of any applicable fines and penalties, in each case taking into account permanent or non-permanent remedies or actions, including mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls, or other appropriate restrictions on the Assets, including caps, dikes, encapsulation or leachate collection systems. The term “Remediation” shall have its correlative meaning.
Appendix A-18

“Required Consent” means any Consent that expressly provides in the applicable Lease or Contract that the sale or transfer of such Asset without compliance with the terms of any such Lease, or Contract would result in (i) the express termination of any material rights in relation to such Asset, (ii) any liquidated payment obligation of or other liability to the holder of such Lease or Contract, or (iii) the assignment of the applicable Asset from Seller to Purchaser to be void or voidable.
“Retained Liabilities” means with respect to Seller, any Damages, obligations or liabilities related to or arising out of any of the following:
(a) Seller Taxes;
(b) the Proceedings set forth on Schedule 3.5, or that should have been set forth on Schedule 3.5;
(c) the Benefit Plans and Seller’s responsibilities under ERISA with respect to the Benefit Plans;
(d) any personal injury or death of any Person relating to the Assets to the extent occurring during Seller’s or any of its Affiliate’s period of ownership prior to Closing;
(e) the offsite disposal of Hazardous Substances generated on the Assets, or used on the Assets, in each case to the extent occurring during Seller’s or any of its Affiliate’s period of ownership prior to Closing;
(f) (f) the failure of Seller to pay (or cause to be paid) all Royalties during Seller’s or any of its Affiliate’s period of ownership prior to the Effective Time in accordance with applicable Law and the terms of the applicable Leases;
(g) the employment or service of any individuals by Seller or its Affiliates or the termination of employment or service of any individuals by Seller or its Affiliates, including all obligations and liabilities owed to any employees or its Affiliates under any Benefit Plan maintained by Seller or its Affiliates; and/or
(h) any civil fines or penalties imposed on Seller or its Affiliates attributable to Seller’s or any of its Affiliate’s period of ownership prior to the Effective to the extent relating to any pre-Closing violation of Law by Seller or any of its Affiliates.
“Rights of Way” is defined in subsection (f) of the definition of “Assets”.
“Royalties” means all royalties, overriding royalties, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, reversionary interests and other royalty burdens and other interests payable out of production of Hydrocarbons from or allocated to the Oil and Gas Properties or the proceeds thereof to Third Parties.
“Seller” is defined in the introductory paragraph hereof.
“Seller Group” is defined in Section 11.2.
Appendix A-19

“Seller Taxes” means (a) all Income Taxes imposed by any Law on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 8.1 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments to the Unadjusted Purchase Price or Adjusted Purchase Price made pursuant to Section 2.4 or Section 2.5, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 8.1(c)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Assets and (d) any and all Taxes (other than the Taxes described in clause (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time.
“Settlement Price” means, (a) in the case of gaseous Hydrocarbons, an amount equal to $[2.50] per MMBtu, and (b) in the case of crude oil, condensate, scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline Hydrocarbons, an amount equal to $[48.00] per Barrel.
“Straddle Period” means any Tax period beginning before and ending after the Effective Time.
“Subject Formation” means for each Subject Well and Undeveloped Lease with a positive Allocated Value, the depths and formations shown on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, for such Subject Well or Undeveloped Lease, or if not specified for such Subject Well and Undeveloped Lease on Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable, the depths and formations within the Bakken Pool defined as that stratigraphic equivalent interval lying between 50 feet above the Upper Bakken Shale, down to the top of the Birdbear formation, as found in the Linseth 13-12HW Pilot Hole (API #33-053-03693-00) located in Section 24, Township 149 North, Range 95 West, drilled by WPX Energy Williston LLC, spud on May 3, 2012, and drilled to a total depth of 11,390 feet TVD and logged with a Gamma Ray tool, with the stratigraphic pool limit defined from the Gamma Ray log as 10,878 feet TVD down to 11,268 feet TVD beneath the surface of the earth.
“Subject Well” means each Well identified on Exhibit A-2 and Future Well identified on Exhibit A-3.
“Suspense Funds” means any and all Royalties held in suspense by Seller at the Closing, and any interest accrued in escrow accounts for such suspended funds.
“Target Closing Date” is defined in Section 10.1.
“Tax Representations” means the representations and warranties in Section 3.7.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
Appendix A-20

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other charge in the nature of  tax imposed by a Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not, and any liability in respect of any of the foregoing that arises by reason of a contract, assumption or transferee or successor liability.
“Termination Date” is defined in Section 12.1.
“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.
“Third Party Claim” is defined in Section 11.6(c).
“Title Benefit” means the aggregate beneficial or record title of Seller which, as of the Closing Date:
(a) as to any Subject Formation, entitles Seller to receive a Net Revenue Interest, (i) in the case of any Subject Well, greater than the Net Revenue Interest shown in in Exhibit A-2 or Exhibit A-3, as applicable for such Subject Formation and Subject Well and (ii) in the case of any Undeveloped Lease listed on Exhibit A-1, greater than the Net Revenue Interest shown on Exhibit A-1 for such Subject Formation and Undeveloped Lease, except, in each case of subsections (i) and (ii) of this subsection (a), as otherwise stated in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), in each case, only to the extent there is not a greater than proportionate increase to Seller’s Working Interest in such Subject Formation and Lease or Subject Well; or
(b) as to any Subject Formation, entitles Seller to a number of Net Mineral Acres as to such Subject Formation with respect to such Undeveloped Lease in excess of the amount set forth in Exhibit A-1, provided there is no reduction in Seller’s Net Revenue Interest as to such Subject Formation and Undeveloped Lease from that set forth on Exhibit A with respect to such Subject Formation and Undeveloped Lease.
“Title Benefit Amount” is defined in Section 6.1(e).
“Title Benefit Notice” is defined in Section 6.1(b).
“Title Benefit Property” is defined in Section 6.1(b)(ii).
“Title Cure Notice” is defined in Section 6.1(c).
“Title Defect” means any individual Lien, obligation, burden or defect, including a discrepancy in Net Revenue Interest or Working Interest (or Net Mineral Acre as to any Undeveloped Lease), that results in the failure of Seller to have Defensible Title to any individual Asset; provided, however, in no event shall any of the following be considered or constitute a “Title Defect”:  (a) the absence of any lease amendment or consent by any royalty interest holder
Appendix A-21

authorizing the pooling of any leasehold royalty interest, (b) any Lien, obligation, burden, or defect arising out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law; (c) any Lien, obligation, burden or defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission has resulted in another party’s claim of title to the Assets; (d) defect arising from any Lease having no pooling provision, an inadequate horizontal pooling provision, or provision that otherwise restricts or prohibits pooling; provided that such Lease has not been pooled in violation of any such prohibition or restriction and such prohibition or restriction is enforceable under applicable Laws; (e) any gap in the chain of title, unless shown by an abstract of title, title opinion, or landman’s title chain or runsheet; (f) any Lien, obligation, burden, or defect arising from prior oil and gas leases relating to the Lands that are terminated more than five (5) years ago, but are not surrendered or released of record unless Purchaser provides evidence that such prior oil and gas lease is still in effect; (g) any Lien, obligation, burden, or defect arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty; (h) any Lien, obligation, burden, or defect that affects only which Person has the right to receive Royalty payments (rather than the amount of such Royalty) and that does not affect the validity of the underlying Asset provided that the net cumulative effect thereof would not be reasonably likely to, individually or in the aggregate, operate to reduce the Net Revenue Interest of Seller with respect to any Subject Formation in any Lease or Subject Well to an amount less than the Net Revenue Interest for such Lease or Subject Well as set forth in Exhibit A (including any of Exhibit A-1, Exhibit A-2, or Exhibit A-3), as applicable; (i) any Lien, obligation, burden, or defect arising from any Lien created by a mineral owner that has not been subordinated to the lessee’s interest, except to the extent the same is subject to a proceeding to enforce said Lien or (j) any Lien, obligation, burden or defect arising from failure of any non-participating royalty owners to ratify a Unit if (k) any such non-participating royalty owner is not required to ratify such Unit (because such non-participating royalty owner’s interest can be pooled or unitized without its consent) or (ii) Seller has not obtained a ratification or a right to pool from a non-participating royalty interest owner with respect to any portion of the Leases that is not included within an existing Unit.
“Title Defect Amount” is defined in Section 6.1(d).
“Title Defect Notice” is defined in Section 6.1(a).
“Title Defect Property” is defined in Section 6.1(a)(ii).
“Title Dispute” is defined in Section 6.2(a).
“Title Referee” is defined in Section 6.2(c).
“Transaction Documents” means (a) this Agreement, (b) the Conveyances, (c) the Confidentiality Agreement and (d) each other agreement, document, certificate or other instrument that is contemplated to be executed by and between the Parties (or their Affiliates) pursuant to or in connection with any of the foregoing on the Closing Date.
“Transfer Taxes” is defined in Section 8.2.
Appendix A-22

“Unadjusted Purchase Price” is defined in Section 2.2.
“Undeveloped Lease” means each tract or parcel included in or burdened by a Lease (or portion thereof) that is not located within a Unit or a Future Location, but in each case only as to applicable Subject Formations.
“Undivided Interest” means the specified percentage undivided interest (on an eight-eighth’s basis) in and to the Subject Formation with respect to the applicable properties and assets (whether tangible or intangible, real or personal).
“Units” is defined in subsection (a) of the definition of “Assets”.
“Wells” is defined in subsection (b) of the definition of “Assets”.
“Working Interest” means, with respect to any Oil and Gas Property, the percentage of costs and expenses associated with the exploration, drilling, development, operation, maintenance and abandonment on or in connection with such Oil and Gas Property required to be borne with respect thereto, but without regard to the effect of any Royalties.

Appendix A-23

EXHIBITS
Exhibit A	Oil and Gas Properties

Exhibit A-1	Leases

Exhibit A-2	Wells

Exhibit A-3	Future Wells

Exhibit B-1	Form of Recordable Conveyance

Exhibit B-2	Form of Omnibus Conveyance

Exhibit C	Form of Affidavit of Non-Foreign Status

Exhibit D	Form of Letter in Lieu

Exhibits
1

DISCLOSURE SCHEDULES
Neither these Schedules nor any disclosure made in or by virtue of them constitutes or implies any representation, warranty, or covenant by Seller not expressly set out in the Agreement, and neither these Schedules nor any such disclosure has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties, or covenants of Seller in the Agreement. Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. The fact that any item of information is contained herein is not an admission of liability under any applicable Law, and does not mean that such information is required to be disclosed in or by the Agreement, or that such information is material, but rather is intended only to qualify the representations, warranties and covenants in the Agreement and to set forth other information required by the Agreement. Neither the specification of any dollar amount in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such amount, or a higher or lower amount, or the item so included, or any other item, is or is not material, and no Person shall use the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter not described herein or included in these Schedules is or is not material for purposes of the Agreement. The information set forth on the Schedules shall not be used as a basis for interpreting the terms “material”, “materially”, “materiality”, “Material Adverse Effect”, or any similar qualification in the Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in the Agreement nor the inclusion of any specific item in these Schedules is intended to imply that such item or matter, or another item or matter, is or is not in the ordinary course of business, and no Person shall use the setting forth or the inclusion of any such item or matter in any dispute or controversy between or among the parties to the Agreement as to whether any obligation, item or matter described or not described herein or included or not included in these Schedules is or is not in the ordinary course of business for purposes of the Agreement.
Headings have been inserted in these Schedules for reference only and do not amend the descriptions of the disclosed items set forth in the Agreement. Where a reference is made to a section or exhibit, such reference shall be to a section of or exhibit to the Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in these Schedules, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

Disclosure Schedules
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The following Schedules constitute Disclosure Schedules:
Schedule 3.4	Conflicts

Schedule 3.5	Litigation

Schedule 3.7	Taxes

Schedule 3.8(a)	Material Contracts

Schedule 3.8(b)	Certain Material Contract Matters

Schedule 3.9	Consents and Preferential Rights

Schedule 3.10	Outstanding Capital Commitments

Schedule 3.11	Imbalances

Schedule 3.12	Suspense Fund

Schedule 3.14	Environmental

Schedule 5.2	Permitted Interim Operations

Schedule 5.10	Credit Support Obligations

Disclosure Schedules
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